SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

NeoPhotonics Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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2911 Zanker Road

San Jose, California 95314 USA

+1-408-232-9200

Dear Stockholder:

I would like to extend an invitation for you to join us at the Annual Meeting of Stockholders of NeoPhotonics Corporation on July 29, 2014, at 10:00 a.m. Pacific Time at our principal office located at 2911 Zanker Road, San Jose, California 95134 USA.

At this year’s meeting, you will be asked to approve the election of the two nominees for director named in the accompanying proxy statement, to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014 and to approve, on an advisory basis, the compensation of our named executive officers (as defined in the accompanying proxy statement).

I urge you to vote, as the board of directors has recommended:

1.	To elect each of our director nominees;

2.	To ratify the appointment of Deliotte & Touche LLP as our independent registered public accounting firm for 2014; and

3.	To cast your advisory votes for the compensation of our named executive officers.

Attached you will find a notice of meeting (which includes a notice of internet availability of our proxy materials) and proxy statement that contains further information about these items, as well as specific details of the meeting.

Only our stockholders of record at the close of business on May 30, 2014 are entitled to vote at the meeting. A list of registered stockholders entitled to vote at the meeting will be available at our office located at 2911 Zanker Road, San Jose, California 95134 USA, for ten days prior to the meeting and at the meeting.

I cordially invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, I urge you to submit your proxy as promptly as possible.

Your vote is important. Whether or not you expect to attend the meeting, I encourage you to vote. Please use the telephone or internet voting, or sign and return your proxy card prior to the meeting. This will assure that your shares will be represented and voted at the meeting, even if you cannot attend.

Sincerely,

Timothy S. Jenks President, Chief Executive Officer and Chairman of the Board of Directors San Jose, California June 19, 2014

2911 Zanker Road

San Jose, California 95314 USA

+1-408-232-9200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 29, 2014

You are invited to attend the 2014 NeoPhotonics Corporation Annual Meeting of Stockholders:

When	July 29, 2014, at 10:00 a.m. Pacific Time.

Where	Our principal office located at 2911 Zanker Road, San Jose, California 95134 USA.

Items of Business	•	Election of the two Class I directors nominated by our board of directors to serve for a three-year term or until their successors are elected and qualified (Proposal No. 1);

•	Ratification of the selection by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal No. 2);

•	Advisory vote regarding the compensation of our named executive officers (Proposal No. 3); and

•	To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date	You are entitled to vote if you are a stockholder of record at the close of business on May 30, 2014.

Voting by Proxy	The board of directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the meeting. Please see “Questions and Answers About These Proxy Materials and Voting” in the accompanying Proxy Statement for information on submitting your proxy over the internet, by telephone, or by mail. If you later decide to vote at the meeting, information on revoking your proxy prior to the meeting is also provided. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Attendance at Meeting	If you plan to attend, please be sure to indicate your attendance when prompted during your internet or telephone submission.

Recommendations	The board of directors recommends that you vote:

•	“FOR” each of our nominees for Class I director (Proposal No. 1);

•	“FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal No. 2); and

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 3).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on July 29, 2014 at our principal office located at 2911 Zanker Road, San Jose,

California 95314 USA.

The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission, are available at http://IR.neophotonics.com.

Your vote is important. Whether or not you expect to attend the meeting, please submit your proxy promptly in order to assure that a quorum is present. Thank you for your attention to this important matter.

By order of the board of directors,

Clyde R. Wallin Senior Vice President and Chief Financial Officer San Jose, California June 19, 2014

NEOPHOTONICS CORPORATION

2911 Zanker Road

San Jose, California 95314 USA

+1-408-232-9200

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

Your proxy is solicited by the board of directors of NeoPhotonics Corporation (also referred to as the “Company”) for use at the 2014 Annual Meeting of Stockholders (also referred to as the “Annual Meeting”). Your vote is very important. For this reason, the board of directors is requesting that you allow your shares to be represented at the 2014 Annual Meeting of Stockholders by the proxies named on the proxy card. In connection with the solicitation of proxies by the board of directors, we are sending a Notice of Internet Availability of Proxy Materials (also referred to as the “Notice”) to our stockholders of record as of May 30, 2014. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. We intend to mail the Notice to all stockholders of record on or about June 19, 2014.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice to our stockholders of record as of May 30, 2014. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate your election. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Will I receive any other proxy materials by mail?

We do not expect to send any proxy materials by mail unless requested.

How do I attend the Annual Meeting?

The Annual Meeting will be held on July 29, 2014, at 10:00 a.m. Pacific Time at 2911 Zanker Road, San Jose, California 95134 USA. A map and directions are set forth on Annex A of this proxy statement. Information on how to vote in person at the Annual Meeting is discussed below.

You will be admitted to the Annual Meeting if you were a NeoPhotonics stockholder or joint holder as of the close of business on May 30, 2014, or you have authority to vote under a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you should provide proof of beneficial ownership on the record date, such

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as your most recent account statement prior to May 30, 2014, a copy of the voting instruction form provided by your broker, trustee, or nominee, or other similar evidence of ownership. If you are a stockholder who is a natural person and not an entity, you and your immediate family members will be admitted to the Annual Meeting, provided you and they comply with the above procedures.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, May 30, 2014, are entitled to receive notice of the Annual Meeting and to vote the shares for which they are stockholders of record on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. On the record date, there were 31,780,761 shares of our common stock outstanding. Each share is entitled to one vote.

Stockholders of Record: Shares Registered in Your Name. If on May 30, 2014, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy on the internet or over the telephone as instructed below, or fill out and return a proxy card, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on May 30, 2014, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent and present that proxy at the Annual Meeting.

What am I voting on?

There are three matters scheduled for a vote:

1.	Election of two nominees for Class I director named in this proxy statement to serve until the 2017 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

3.	Advisory vote regarding the compensation of our named executive officers.

What are the board of directors’ recommendations?

Our board of directors recommends that you vote:

1.	“FOR” the election of each of the two nominees named in this proxy statement to serve on the board of directors;

2.	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

3.	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

What if another matter is properly brought before the meeting?

We will also consider any other business that properly comes before the Annual Meeting. As of June 19, 2014, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the proxy card or voting instruction form will vote the shares they represent using their best judgment.

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How do I vote?

For Proposal No. 1, you may either vote “FOR” each nominee to the board of directors or you may withhold your vote for any nominee that you specify.

For Proposals No. 2 and No. 3, you may vote “FOR” or “AGAINST”, or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy on the internet, vote by proxy over the telephone or vote by proxy by requesting a proxy card in the mail. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote via the internet, go to http://www.proxyvote.com to complete an electronic proxy card and follow the steps outlined on the secured website. Your vote must be received by 11:59 P.M. Eastern Time on July 28, 2014 to be counted.

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To vote by telephone, dial toll-free +1-800-690-6903 within the United States, Canada and Puerto Rico using a touch-tone phone and follow the instructions provided by the recorded message. Your vote must be received by 11:59 P.M. Eastern Time on July 28, 2014 to be counted.

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To vote by mail, you may do so by first requesting printed copies of the proxy materials by mail and then filling out the proxy card and sending it back in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a Notice containing voting instructions from that organization rather than from NeoPhotonics. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

We provide internet and telephone proxy voting to allow you to vote your shares on-line or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access or telephone call, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of May 30, 2014.

What if I submit a proxy card but do not make specific choices?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and return a signed and dated proxy card or otherwise vote without marking any voting selections, your shares will be voted as follows:

•	“FOR” the election of each of the two nominees named in this proxy statement to serve on the board of directors;

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•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on the proxy card) will vote your shares as recommended by the board of directors or, if no recommendation is given, will vote your shares using his or her best judgment.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee may vote your shares if they have discretionary authority to vote on the particular matter. Brokers do not have discretionary authority to vote shares with respect to Proposal 1, the election of directors or Proposal 3, the approval on an advisory basis, of the compensation of our named executive officers, but they do have discretionary authority, if not otherwise directed, to vote shares with respect to Proposal 2, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Who is paying for this solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

How many copies should I receive if I share an address with another stockholder?

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for the Notice and other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for NeoPhotonics. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive the Notice and other proxy materials separately, please notify your broker and our investor relations department in writing at 2911 Zanker Road, San Jose, California 95134 USA, by email at IR@neophotonics.com or by telephone at +1-408-895-6086. If you currently receive multiple copies of the Notice or other proxy materials at your address and would like to request householding of your communications, please contact your broker and our investor relations department as described above.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may grant a subsequent proxy by telephone or through the internet, provided that your subsequent proxy must be received by 11:59 P.M. Eastern Time on July 28, 2014;

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•	You may submit another properly completed proxy bearing a later date, which must be received before the final vote;

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You may send a written notice of revocation to our principal executive offices at 2911 Zanker Road, San Jose, California 95134 USA, attention Clyde R. Wallin, Chief Financial Officer, which must be received before the final vote; or

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You may attend the Annual Meeting and notify the election officials at the Annual Meeting that you wish to revoke your proxy and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or internet proxy or telephone proxy timely provided to us is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How can I make a proposal to be voted on at next year’s annual meeting of stockholders?

To be considered for inclusion in the proxy materials for next year’s annual meeting of stockholders, your proposal must be submitted in writing by February 19, 2015, to Clyde R. Wallin, Senior Vice President and Chief Financial Officer, c/o NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”. If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the annual meeting of stockholders to be held in 2015, you must do so in writing following the above instructions not earlier than the close of business on March 31, 2015 and not later than the close of business on April 30, 2015. We advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event our annual meeting for 2015 is held more than 30 days before or after July 29, 2015. The section titled “Board selection” in this proxy statement provides additional information on the director nomination process.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR,” “WITHHOLD” and broker non-votes with respect to the election of directors, and, with respect to Proposals No. 2 and No. 3, “FOR” and “AGAINST” votes, abstentions and broker non-votes.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and entitled to vote and will have the same effect as “AGAINST” votes on Proposals No. 2 and No. 3.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory

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stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. Routine matters include the ratification of the selection of independent accountants. Accordingly, if you own shares through a nominee, such as a broker or a bank, the nominee will not be able to vote your shares with respect to Proposal 1, the election of directors, or Proposal 3, the approval on an advisory basis, of the compensation of our named executive officers.

How many votes are needed to approve each proposal?

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For the election of directors, Proposal No. 1, the two nominees receiving the most “FOR” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “FOR” or “WITHHOLD” will affect the outcome. Broker non-votes will have no effect. Proxies may not be voted for a greater number of persons than the number of nominees named.

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To be approved, Proposal No. 2, the ratification of the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014, must receive “FOR” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote.

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To be approved, Proposal No. 3 to approve an advisory resolution regarding the compensation of our named executive officers must receive a “FOR” vote from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect.

What is a quorum?

We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote on the record date, May 30, 2014, are represented at the Annual Meeting either in person or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Stockholders who vote “ABSTAIN” on any proposal and discretionary votes and non-votes by brokers, banks and related agents on routine proposals will be counted towards the quorum requirement.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K which we expect to file with the Securities and Exchange Commission by August 4, 2014. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Current Report on Form 8-K to publish the final results.

I also have access to NeoPhotonics Corporation’s Annual Report on Form 10-K. Is that a part of the proxy materials?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission on June 4, 2014, is available on the internet along with the Notice and other proxy materials at http://IR.neophotonics.com. This document constitutes our Annual Report to Stockholders, and is being made available to all stockholders entitled to receive notice of and to vote at the Annual Meeting.

Who should I contact if I have any questions?

If you have any questions about the Annual Meeting, our proxy materials or your ownership of our common stock, please contact our Investor Relations Department, at 2911 Zanker Road, San Jose, California 95134 USA, telephone +1-408-895-6086.

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MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and eight directors are currently authorized. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors unless the board of directors determines by resolution that any such vacancies shall be filled by the stockholders. A director elected by the board of directors to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of Mr. Jenks and Mr. Akhanov. Proxies may not be voted for a greater number of persons than the number of nominees named. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of such substitute nominee as our Nominating and Corporate Governance Committee may propose. Mr. Jenks and Mr. Akhanov have each agreed to serve if elected.

Our Corporate Governance Guidelines have a Policy regarding Voting For Election of Directors in Uncontested Elections. This policy provides that in an uncontested election of directors, our board of directors shall nominate for election or re-election as director only those candidates who have tendered an irrevocable resignation as a director, which resignation shall be conditioned upon both (1) such director having failed to receive more “for” votes than “withheld” votes in an uncontested election and (2) acceptance by our board of directors of such resignation. If, in an uncontested election, a director fails to receive more “for” votes than “withheld” votes for election, then the board’s Nominating and Corporate Governance Committee will act to determine whether to recommend to the board that the board accept the director’s conditional resignation. The committee must submit such recommendation for prompt consideration by the Board, and the Board will act on the committee’s recommendation within 60 days following certification of the stockholder vote. In making their decision, the Nominating and Corporate Governance Committee and the board will evaluate the best interests of the Company and its stockholders and shall consider all factors and information deemed relevant. A director shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the conditional resignation of such director. If the Board shall determine not to accept the resignation of a director, the Board will promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the Securities and Exchange Commission. A copy of our Corporate Governance Guidelines (including the director resignation policy) is available on our website at http://IR.neophotonics.com.

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The following table sets forth the names, ages and positions of our directors as of May 30, 2014, the record date:

Name	Age	Position
Timothy S. Jenks	59	President, Chief Executive Officer, Director and Chairman of the Board of Directors
Charles J. Abbe(2)(3)	73	Lead Independent Director
Dmitry Akhanov(1)	38	Director
Bandel L. Carano(1)	52	Director
Allan Kwan(2)	55	Director
Rajiv Ramaswami	48	Director
Michael J. Sophie(2)	56	Director
Lee Sen Ting(3)	71	Director

(1)	Member of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

There are no familial relationships among our directors and executive officers.

NeoPhotonics encourages, but does not require, its directors to attend the annual meetings of stockholders. It is therefore up to each director whether to attend. One of our eight directors then in office attended the 2013 Annual Meeting.

The following includes a brief biography of each nominee standing for election to the board of directors at the Annual Meeting, with each biography including information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the board of directors to determine that the applicable nominee should serve as a member of our board of directors.

Class I director nominees for election for a three-year term expiring at the 2017 Annual Meeting

Timothy S. Jenks has served as our President and Chief Executive Officer and as a member of our board of directors since April 1998. From November 2002 until August 2005, Mr. Jenks also served as Chief Executive Officer of NanoGram Corporation, a nanomaterials applications company that we spun out, and served on its board of directors until July 2010 when it was acquired by Teijin Corporation. From November 2002 until March 2003, Mr. Jenks served as Chief Executive Officer and director of NanoGram Devices Corporation, a medical device battery company that we spun out and that was acquired by Greatbatch, Inc. in 2004. From 1985 until 1998, Mr. Jenks served in positions of increasing responsibility at Raychem Corporation, a California-based materials engineering company which was acquired by Tyco International Ltd. in 1998, including General Manager of its Wire & Cable Division in the USA and then in the United Kingdom, and Vice President and General Manager of its electrical products division in Munich, Germany. From March 2010 until June 2011, Mr. Jenks served as a director of Ignis ASA, an optical technology company in Norway that was acquired by Finisar Corporation in 2011. Mr. Jenks is a former naval officer, and holds a master of business administration degree from the Stanford Graduate School of Business, a Master of Science degree in nuclear engineering from the Massachusetts Institute of Technology and a Bachelor of Science degree in mechanical engineering and marine engineering from the U.S. Naval Academy. Mr. Jenks brings to our board of directors demonstrated leadership and management ability at senior levels; years of experience in engineered components industries and leadership in engineering and manufacturing business operations around the world. He also brings continuity to our board and deep historic knowledge of our company through his tenure as Chief Executive Officer.

Dmitry Akhanov has served as a member of our board of directors since July 2013. Since December 2010, Mr. Akhanov has been the President and Chief Executive Officer of Rusnano USA, Inc., a U.S. subsidiary of Open Joint Stock Company (“Rusnano”), a Russian state instrument dedicated to fostering the growth of the nanotechnology industry in Russia. Previously, from October 2007 through August 2008 Mr. Akhanov was the

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Head of the Russian Federal Energy Agency, which was responsible for the implementation of national energy policy and management of state-owned energy assets (oil & gas, coal and electricity industries). As the head of the Strategy Department of RAO “UES”, from June 2002 through October 2007 Mr. Akhanov was actively involved in developing and implementing strategy for the restructuring of the electricity sector of Russia, and forming a new industry structure and electricity market model. In conjunction with this, Mr. Akhanov also implemented a number of corporate projects for the separation, merger and acquisition of major energy companies in Russia. Mr. Akhanov has extensive experience in strategic planning, corporate finance and investor relations. Mr. Akhanov brings to our board of directors valuable experience in doing business in the Russian Federation and managing complex technology projects, as well as dealing with cross-border business operations. Mr. Akhanov holds a Bachelor’s Degree in economics and law and a Master’s Degree in economics from the Peoples’ Friendship University in Russia.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ALL CLASS I DIRECTOR NOMINEES.

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ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

AND CERTAIN CORPORATE GOVERNANCE MATTERS

In addition to the two Class I director nominees, our board of directors consists of six other directors in two other classes who will continue in office after the Annual Meeting with terms expiring in 2015 and 2016. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.

The following includes a brief biography of each other director composing the remainder of the board of directors with terms expiring as shown, with each biography including information regarding the experiences, qualifications, attributes or skills that caused the board of directors to determine that the applicable director should serve as a member of our board of directors.

Class II directors continuing in office until the 2015 Annual Meeting

Charles J. Abbe has served as a member of our board of directors since October 2012 and has been our lead independent director since June 2013. Mr. Abbe served as president and chief operating officer and as director of JDS Uniphase Corporation from February 2000 until his retirement in June 2001. He was employed previously as president, chief executive officer and director at Optical Coating Laboratory, Inc. from 1998 until the company merged with JDS Uniphase in February 2000, and as vice president and general manager of its principal operating division from 1996 to 1998. From 1990 to 1996, he served in several positions of increasing responsibility, including senior vice president, electronics sector, at Raychem Corporation. Mr. Abbe practiced business consulting with McKinsey & Company from 1971 to 1989. Mr. Abbe holds both a Master of Science degree and a Bachelor of Science degree in chemical engineering from Cornell University and a master of business administration degree from Stanford University. Mr. Abbe is also a director of CoSine Communications, Inc. His experience enables him to provide our board of directors with important strategic counsel and guidance.

Bandel L. Carano has served as a member of our board of directors since March 2004. Since 1987, Mr. Carano has been a General Partner of Oak Investment Partners, a venture capital firm he joined in 1985. Mr. Carano is also a director of Airspan Networks Inc. and Kratos Defense and Security Solutions, Inc. In addition, Mr. Carano has previously invested in and served on the board of directors of public companies including Tele Atlas BV, Synopsys, Inc., FiberTower Corporation, Virata, Inc. and Polycom, Inc. Mr. Carano also serves on the Investment Advisory Board of the Stanford Engineering Venture Fund. Mr. Carano holds both a Master of Science degree and a Bachelor of Science degree in electrical engineering from Stanford University. As a venture capitalist, Mr. Carano has been involved with numerous technology companies in the telecommunications, wireless, rich media and semiconductor industries including 2Wire, Inc., Avici Systems, Qtera Corporation, Sentient Networks, Inc. and Wellfleet Communications, among others. Mr. Carano’s years of venture capital investing, his experience as a director of various public companies and his insights in building these businesses provide valuable perspective to the board of directors.

Michael J. Sophie has been a member of our board of directors since November 2006. Mr. Sophie has served as a director of Pericom Semiconductor Corporation since August 2008. Mr. Sophie served as interim President and Chief Executive Officer of Proxim Wireless Corporation, a provider of wireless broadband technologies, from October 2010 to January 2011. From March 2003 to January 2007, Mr. Sophie served on the board of directors of McDATA Corporation Ltd., a provider of storage networking solutions. He was employed at UTStarcom Inc., a global seller of telecommunications hardware and software products, serving as its Chief Financial Officer from August 1999 through August 2005, and as Chief Operating Officer from June 2005 through May 2006. Mr. Sophie held executive positions at P-Com, Inc., a developer of network access systems, from August 1993 to August 1999, including Vice President of Finance, Chief Financial Officer and Group President. From 1989 through 1993, Mr. Sophie was Vice President of Finance at Loral Fairchild Corp., a defense electronics and communications company. He holds a Bachelor of Science degree from California State

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University, Chico and a master of business administration degree from the University of Santa Clara. On May 1, 2008, the Securities and Exchange Commission issued an order in which UTStarcom, its then Chief Executive Officer, and Mr. Sophie, its former Chief Financial Officer, were ordered to cease and desist from causing or committing violations of federal securities laws described in the order. These laws require filing accurate periodic reports with the Securities and Exchange Commission, making and keeping accurate books and records, devising and maintaining adequate internal accounting controls, and accurately providing the officer’s certification that must accompany a publicly traded company’s periodic reports. The order stated that the two individuals failed to implement and maintain adequate internal controls and falsely certified that UTStarcom’s financial statements and books and records were accurate, as more fully set forth in the order. Mr. Sophie agreed to pay a civil fine of $75,000 and consented to the order without admitting or denying the findings (other than Securities and Exchange Commission jurisdiction). The order did not prevent Mr. Sophie from serving as an officer or director of a publicly traded company. Mr. Sophie brings to our board of directors valuable capabilities in financial understanding, business perspective and U.S.-China cross border experience. Mr. Sophie provides an important role in keeping our board of directors current with audit issues, collaborating with our independent registered public accounting firm and management team and providing guidance and advice on our financial position.

Class III directors continuing in office until the 2016 Annual Meeting

Allan Kwan has served as a member of our board of directors since November 2008. Since April 2007, Mr. Kwan has been a Venture Partner of Oak Investment Partners, a venture capital firm. From May 2007 to May 2008, Mr. Kwan served on the board of directors of Linktone Ltd., a China-based wireless content and applications provider. From July 2001 until April 2007, Mr. Kwan served first as Managing Director of North Asia, then as Vice President International of Yahoo! Inc. Mr. Kwan previously served as Chairman and Chief Executive Officer of Asia.com, a provider of web services, and in various senior executive positions at Motorola and Nortel. Mr. Kwan holds a bachelor of applied science degree in mechanical engineering from the University of British Columbia in Canada, a master of business administration degree from the Wharton School, University of Pennsylvania, and a Master of Arts degree in international studies from the University of Pennsylvania. Mr. Kwan’s leadership experience in senior management and corporate development positions in North America and China, as well as his operating experience in wireline and wireless telecommunications businesses, brings significant industry expertise, cross border expertise and an important global perspective to the board of directors.

Lee Sen Ting has served as a member of our board of directors since October 2007. Since May 2009, Mr. Ting has served as a General Partner of two venture capital funds affiliated with W.R. Hambrecht + Co., LLC. From 2003 through April 2009, Mr. Ting served as a Managing Director at W.R. Hambrecht + Co., LLC, a financial services firm. From October 2000 to March 2002, Mr. Ting served as an Advisory Director to W.R. Hambrecht + Co. LLC. From July 1965 to August 2000, Mr. Ting served in various roles at Hewlett-Packard Company, most recently as Corporate Vice President and a Managing Director. Mr. Ting is also a director of the Lenovo Group, a Chinese hardware manufacturer. Mr. Ting holds a Bachelor of Science degree in electrical engineering from Oregon State University and is a graduate of the Stanford Executive Program. Mr. Ting has more than 40 years of experience in management and banking positions in the United States and internationally. His lengthy operating experience at Hewlett Packard provided him with extensive knowledge about operating in multiple Asian countries as well as dealing with cross-border management issues. This extensive background and international perspective provides valuable insights to our board of directors.

Rajiv Ramaswami has served as a member of our board of directors since March 2014. Dr. Ramaswami serves as executive vice president and general manager of the Infrastructure & Networking Group of Broadcom Corporation, a semiconductor corporation. Previously he was Vice President and General Manager of the Cloud Services and Switching Technology Group at Cisco Systems, Inc., where he also served as Vice President and General Manager for a variety of business units in Optical, Switching and Storage Networking. Prior to joining Cisco, he served in various technical and leadership positions at Xros, Tellabs and IBM’s T.J. Watson Research

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Center. Dr. Ramaswami holds both a Master of Science degree and a Ph.D. degree in Electrical Engineering from the University of California, Berkeley and a B. Tech. degree from the Indian Institute of Technology in Madras. Mr. Ramaswami’s technical expertise and background in engineering contribute to our board of directors’ understanding and consideration of opportunities involving our company and the markets we serve.

Previous selection of directors

Prior to the initial public offering of our common stock, which occurred in February 2011, we had entered into a voting agreement with certain holders of our common stock and preferred stock. Pursuant to this voting agreement, Mr. Carano, Mr. Sophie and Mr. Ting were elected as directors. This voting agreement terminated upon completion of our initial public offering, and there are no further contractual arrangements regarding the election of our directors of which we are aware.

In July 2013 our board of directors appointed Dmitry Akhanov as a director in connection with a rights agreement with Rusnano granting Rusnano the right to designate one nominee to our board of directors, subject to the terms and conditions set forth in the rights agreement. Pursuant to the rights agreement, such nominee must (1) be qualified and suitable to serve as a member of our board of directors under all our applicable corporate governance policies or guidelines and applicable legal, regulatory and stock market requirements, and (2) be reasonably acceptable to a majority of the other members of our board of directors and our independent auditors. Rusnano has designated Mr. Akhanov as its nominee to our board of directors, and our board of directors has confirmed that Mr. Akhanov has met the qualifications required under the rights agreement.

Director independence

Our common stock is listed on the New York Stock Exchange. Under the rules of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors within a specified period following that company’s listing date in conjunction with its initial public offering. In addition, the rules of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has previously undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that each of Messrs. Abbe, Carano, Kwan, Ramaswami, Akhanov, Sophie and Ting are “independent directors” as defined under the rules of the New York Stock Exchange, constituting a majority of independent directors of our board of directors as required by the rules of the New York Stock Exchange. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Board leadership structure

Our board of directors is currently chaired by our President and Chief Executive Officer, Mr. Jenks. Our board of directors appointed Mr. Abbe as lead independent director in June 2013, succeeding Mr. Sophie who had served in such position since the closing of our initial public offering in February 2011. The board of directors believes that combining the positions of Chief Executive Officer and chairman of the board of directors, or Chairman, helps to ensure that the board of directors and management act with a common purpose. The board of directors further believes that combining the positions of Chief Executive Officer and Chairman provides a

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single, clear chain of command to execute our strategic initiatives and business plans. In addition, the board of directors believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the board of directors, facilitating the regular flow of information. In light of our Chief Executive Officer’s extensive history with and knowledge of our company, and because the board of directors’ lead independent director is empowered to play a significant role in the leadership and in reinforcement of the independence of the board of directors, the board of directors believes that it is advantageous for NeoPhotonics to combine the positions of Chief Executive Officer and Chairman.

The responsibilities of the lead independent director include: with the Chairman, establishing the agenda for regular board of directors meetings and serving as chairman of such meetings in the absence of the Chairman; establishing the agenda for meetings of the independent directors; coordinating with the committee chairs regarding meeting agendas and informational requirements; presiding over meetings of the independent directors; presiding over any portions of meetings of the board of directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; presiding over any portions of meetings of the board of directors at which the performance of the board of directors is presented or discussed; and coordinating the activities of the other independent directors and performing such other duties as may be established or delegated by the Chairman. As a result, the board of directors believes that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities.

Role of the board in risk oversight

One of the key functions of the board of directors is informed oversight of our various processes for managing risk. The board of directors administers this oversight function directly through the board of directors as a whole, as well as through the standing committees of the board of directors that address risks associated with their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing risk exposure in our strategic plans, development programs, corporate goals and operating plans. Our Audit Committee has the responsibility to consider and discuss our major exposures to financial risk and the steps our management takes to monitor and control these exposures, including guidelines, policies and processes. The Audit Committee also monitors our compliance with various legal and regulatory requirements, monitors our whistleblower system, and oversees the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and policies. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In addition, the board of directors meets with certain members of our executive team, including the heads of our different organizational functions, who discuss the risks and exposures involved in their respective areas of responsibility as well as any developments that could impact our risk profile or other aspects of our business.

Meetings of the board of directors

The board of directors met twelve times during the fiscal year ended December 31, 2013. All incumbent directors attended at least 75 percent of the aggregate of the meetings of the board of directors and the committees on which they served held during the period for which they were a director and committee member, respectively.

As required under applicable New York Stock Exchange listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Our lead independent director generally presides over the executive sessions.

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Board committees

Our board of directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below.

Audit Committee. Our Audit Committee oversees our corporate accounting and financial reporting processes. For that purpose, our Audit Committee, among other things:

•	evaluates the qualifications and performance of our independent registered public accounting firm;

•	determines and approves the scope of engagement and compensation of our independent registered public accounting firm;

•	confers with management and our independent registered public accounting firm regarding the effectiveness of our internal control over financial reporting; and

•	establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

Our Audit Committee also has certain responsibilities, including without limitation, the following:

•	selecting and hiring the independent registered public accounting firm;

•	supervising and evaluating the independent registered public accounting firm;

•	approving audit and non-audit services and fees;

•

reviewing and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls; and

•	reviewing reports and communications from the independent registered public accounting firm.

The Audit Committee met twenty-two times during the fiscal year ended December 31, 2013. The members of our Audit Committee are Messrs. Sophie, Abbe and Kwan. Mr. Ting also served on the committee until our 2013 Annual Meeting of Stockholders. Our board of directors has determined that Messrs. Abbe and Sophie are each an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules. Mr. Sophie also serves as the chairman of our Audit Committee. Our board of directors has considered the independence and other characteristics of each member of our Audit Committee. In determining Mr. Kwan’s independence, our board of directors considered Mr. Kwan’s position as a venture partner of Oak Investment Partners, our largest stockholder, including his lack of voting and dispositive power over any of our shares held by Oak Investment Partners.

The Audit Committee has a written charter, which can be found on our corporate website at http://IR.neophotonics.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Compensation Committee. Our Compensation Committee oversees our corporate compensation policies, plans and benefits programs. The functions of this committee include:

•

reviewing and approving the compensation and other terms of employment of our executive officers and senior members of management and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and approving the compensation of our directors; and

•	administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans.

See “Compensation Discussion and Analysis” in this proxy statement for further information regarding our Compensation Committee’s processes.

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The Compensation Committee met six times during the fiscal year ended December 31, 2013. The members of our Compensation Committee are Messrs. Abbe and Ting. Mr. Ting serves as the chairman of our Compensation Committee. We believe that each member of our Compensation Committee meets the requirements for independence under the current requirements of the New York Stock Exchange, is a non-employee director as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee has a written charter, which can be found on our corporate website at http://IR.neophotonics.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of Messrs. Carano and Akhanov, each of whom is a non-employee member of our board of directors. Mr. Carano serves as the chairman of our Nominating and Corporate Governance Committee. Our board of directors has determined that each of the directors serving on our Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the New York Stock Exchange. The functions of this committee include:

•	assessing the performance of our management and our board of directors;

•	identifying, reviewing, and evaluating candidates to serve on our board of directors, including nominations by stockholders of candidates for election to our board of directors;

•	reviewing and evaluating incumbent directors;

•	making recommendations to our board of directors regarding the membership of the committees of the board of directors; and

•	developing a set of corporate governance principles.

The Nominating and Corporate Governance Committee met once during the fiscal year ended December 31, 2013. The Nominating and Corporate Governance Committee has a written charter, which can be found on our corporate website at http://IR.neophotonics.com . The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Board selection

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having the highest personal integrity and ethics, possessing relevant expertise, having sufficient time, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees, including incumbent directors and candidates for vacancies on the board of directors, are reviewed in the context of the current composition of the board of directors, our operating requirements and the long-term interests of stockholders. In selecting candidates and existing directors for service on the board of directors, the minimum general criteria set forth below will be considered; specific additional criteria may be added with respect to specific searches. An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them.

Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of NeoPhotonics and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and NeoPhotonics, to maintain a balance of knowledge, experience and capability. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to the diversity of the members of the board of directors,

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diversity is typically one of a number of factors that the Nominating and Corporate Governance Committee takes into account in identifying nominees as it is important that the members of the board of directors represent diverse viewpoints. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to NeoPhotonics during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for New York Stock Exchange purposes. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5 percent of our voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the board of directors and for inclusion in a proxy statement may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 2911 Zanker Road, San Jose, California 95134 USA at least 120 days prior to the anniversary date of the mailing of our proxy statement for the prior year’s annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Communications with the board of directors

We have not adopted a formal process for stockholder communications with the board of directors. However, every reasonable effort has been made to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Our stockholders may direct communications to a particular director or to the directors generally, in care of NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA.

In addition, any interested person, including any stockholder, may communicate directly with our non-management directors. Persons interested in communicating directly with our non-management directors regarding any concerns or issues may do so by addressing correspondence to a particular director, or to our non-management directors generally, in care of NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Lead Independent Director, or the Chair of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee.

Corporate governance

Our board of directors has adopted has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role of the board of directors and the responsibilities of various committees of the board of directors. These Guidelines are available, along with other important corporate governance materials, on our website at http://IR.neophotonics.com. The Guidelines assure that the board of directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Guidelines set forth the practices the board of directors intends to follow with respect to board composition and selection, the role of the board of

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directors, director orientation and education, director compensation, board meetings and involvement of senior management, board committees, Chief Executive Officer performance evaluation and succession planning and board assessment.

Policy regarding Voting For Election of Directors in Uncontested Elections

Our Guidelines have a Policy regarding Voting For Election of Directors in Uncontested Elections. This policy provides that in an uncontested election of directors, our board of directors shall nominate for election or re-election as director only those candidates who have tendered an irrevocable resignation as a director, which resignation shall be conditioned upon both (1) such director having failed to receive more “for” votes than “withheld” votes in an uncontested election and (2) acceptance by our board of directors of such resignation. If, in an uncontested election, a director fails to receive more “for” votes than “withheld” votes for election, then the board’s Nominating and Corporate Governance Committee will act to determine whether to recommend to the board that the board accept the director’s conditional resignation. The committee must submit such recommendation for prompt consideration by the Board, and the Board will act on the committee’s recommendation within 60 days following certification of the stockholder vote. In making their decision, the Nominating and Corporate Governance Committee and the board will evaluate the best interests of the Company and its stockholders and shall consider all factors and information deemed relevant. A director shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the conditional resignation of such director. If the Board shall determine not to accept the resignation of a director, the Board will promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the Securities and Exchange Commission. A copy of our Corporate Governance Guidelines (including the director resignation policy) is available on our website at http://IR.neophotonics.com.

Code of business conduct and ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at http://IR.neophotonics.com. We intend to disclose future amendments to the code of business conduct and ethics, or any waivers of its requirements, on our website to the extent permitted by the applicable rules and exchange requirements. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

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AUDIT COMMITTEE REPORT*

Communications with management and independent registered public accounting firm

The Audit Committee has reviewed and discussed our audited financial statements with management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed pursuant to applicable auditing standards, which include, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. The Audit Committee has reviewed Deloitte & Touche LLP’s independence from NeoPhotonics Corporation, including whether Deloitte & Touche LLP’s provision of non-audit services was compatible with that independence.

Recommendation regarding financial statements

Based on the review and discussions referred to above, the Audit Committee unanimously recommended to our board of directors that NeoPhotonics Corporation’s audited fiscal 2013 financial statements be included in our Annual Report on Form 10-K for fiscal 2013.

From the members of our Audit Committee:

Michael J. Sophie, Chairman

Charles J. Abbe

Allan Kwan

*	This report shall not constitute “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

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PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2014. Deloitte & Touche LLP has audited our consolidated financial statements since fiscal 2013. You are being asked to ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014.

We expect that a Deloitte & Touche LLP representative will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. However, the Audit Committee is not bound by a vote either for or against this proposal. The Audit Committee will consider a vote against Deloitte & Touche LLP by the stockholders in selecting our independent registered public accounting firm in the future. Even if the stockholders do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of NeoPhotonics and our stockholders.

Stockholder approval of this Proposal 2 requires a “FOR” vote from at least a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. An “ABSTENTION” vote will have the same effect as a vote “AGAINST” this Proposal 3. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

Principal accountant fees and services

The following table presents fees for services provided by (1) PricewaterhouseCoopers LLP, our independent registered public accounting firm for the years ended December 31, 2012 and 2013 and (1) Deloitte & Touche for the year ended December 31, 2013. All fees described below were approved by the Audit Committee.

Accountant	Year	Audit Fees(1)	Audit- Related Fees		Tax Fees		All Other Fees	Total Fees
Pricewaterhouse Coopers LLP	2012	$1,316,207	$192,150	(2)	$29,532	(3)	—	$1,537,889
	2013	$1,435,891	$—		$101,208	(3)	$—	$1,537,099

Deloitte & Touche LLP	2012	$—	$—		$116,481	(4)	—	$116,481
	2013	$450,550	$37,709	(2)	$160,835	(4)	$—	$649,095

(1)	“Audit Fees” consist of fees for professional services provided in connection with the audit of our financial statements, our internal control over financial reporting, the review of our quarterly financial statements and services provided in connection with the acquisition of Santur Corporation.

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(2)	“Audit-Related Fees” consists of assurance and related services reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” in connection with the acquisition of the semiconductor optical business unit of Lapis Semiconductor Co., Ltd.
(3)	“Tax Fees” consists of fees for assistance with state tax proceedings and international tax compliance services relating to certain foreign subsidiaries.
(4)	“Tax Fees” consists of fees for tax compliance services.

Pre-approval policies and procedures

Pursuant to applicable Securities and Exchange Commission rules, the Audit Committee is required to pre-approve all audit and non-audit services to be performed by our independent registered public accounting firm, with the exception of non-audit services that account for no more than five percent of the total fees paid to our independent registered public accounting firm that are subsequently ratified by the Audit Committee.

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PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote, on an advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission.

We held our first stockholder advisory vote on executive compensation, commonly referred to as a “say-on-pay vote,” at our 2011 Annual Meeting. At that meeting, over 99% of the shares that were voted on this proposal were cast in favor of our say-on-pay proposal. At that time, our stockholders also voted in favor of holding a say-on-pay vote once every three years. Subsequently, our Board of Directors adopted a policy consistent with that preference and accordingly, we are holding our second say-on-pay vote at this year’s Annual Meeting.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officer, which results from our compensation philosophy, policies and practices as discussed in this proxy statement. The compensation of our named executive officers subject to the say-on-pay vote is described in the Compensation Discussion and Analysis, the accompanying tables, and the related narrative disclosure contained in this proxy statement.

Our Compensation Committee is responsible for designing and administering our executive compensation programs. Our Compensation Committee firmly believes that our executive compensation programs should reward our named executive officers for performance, but that when key performance objectives are not achieved, the compensation of our named executive officers should reflect as much. We believe that the compensation of our named executive officers, as disclosed in this proxy, reflects this philosophy. In addition, our Compensation Committee believes that the compensation programs for our named executive officers have been instrumental in helping the Company be able to attract, retain and motivate our executive team, thereby enabling our company to be in a position to move forward with our business strategy.

Our Board of Directors is now asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to NeoPhotonics Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Although this vote is advisory and the outcome is not binding on our Board of Directors, the views expressed by our stockholders, whether through this vote or otherwise, are important to us. As a result, the Board of Directors and the Compensation Committee will carefully review the results of this vote, and they will consider these results in making future decisions about our executive compensation programs and arrangements.

Unless our Board of Directors modifies its policy on the frequency of future advisory votes on the compensation of our named executive officers, the next advisory vote on the compensation of our named executive officers will be held at the 2017 annual meeting of stockholders.

Approval of this advisory proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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MANAGEMENT

Executive officers

The following table sets forth the names, ages and positions of our executive officers as of May 30, 2014, the record date:

Name	Age	Position
Timothy S. Jenks	59	President, Chief Executive Officer, Director and Chairman of the Board of Directors
Clyde Raymond Wallin	61	Senior Vice President and Chief Financial Officer
Benjamin L. Sitler	59	Senior Vice President of Global Sales and Product Management
Dr. Chi Yue (“Raymond”) Cheung	46	Senior Vice President and Chief Operating Officer
Dr. G. Ferris Lipscomb	62	Vice President of Marketing
Dr. Wupen Yuen	44	Senior Vice President of Product and Technology Development

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no familial relationships among our directors and executive officers. The biographical information of Timothy S. Jenks, our President and Chief Executive Officer, can be found in Proposal 1 in this proxy statement under the section entitled “Class I director nominees for election for a three-year term expiring at the 2017 Annual Meeting.” Set forth below is biographical information, including the experiences, qualifications, attributes and skills of our other executive officers.

Executive officers

Clyde Raymond Wallin has served as our Senior Vice President and Chief Financial Officer since December 2013. Mr. Wallin served as Vice President Finance and Chief Financial Officer at Micrel, Inc. from January 2009 until October 2013 and was additionally Vice President of Human Resources at Micrel from January 2010 until October 2013. Mr. Wallin has more than 30 years of experience in the high technology industry. From 2000 to 2009 he served in several Chief Financial Officer roles including iWatt, Kendin Communications, and at Sipex Corporation where he also served as its Treasurer, Secretary and Principal Accounting Officer. Mr. Wallin previously held senior financial management positions with Cirrus Logic. He holds an M.B.A. in Finance from the University of Chicago and a Bachelors of Science in Economics with Honors from the University of Oregon.

Benjamin L. Sitler has served as our Senior Vice President of Global Sales and Product Management since February 2013, and previously served as our Vice President of Global Sales from July 2007 to January 2013 and prior to that as our Vice President of Tunable Products from November 2006 to July 2007. From June 2003 until November 2006, Mr. Sitler served as President and Chief Executive Officer of Paxera Corporation, a provider of tunable lasers, which was acquired by us in November 2006. From December 2002 until May 2003, Mr. Sitler served as Vice President of Business Development of JCP Photonics, Inc., a tunable fiber laser company. From November 1999 until September 2002, Mr. Sitler served as Vice President of Worldwide Sales of Lightwave Microsystems Corporation, a communications equipment company that was acquired by us in 2003. From 1984 until 1999, Mr. Sitler served in a variety of positions for Raychem Corporation. Mr. Sitler is a former naval officer, and holds a master of business administration degree from the Anderson School of Business at the University of California, Los Angeles and a Bachelor of Science degree in mechanical engineering from the U.S. Naval Academy.

Raymond Cheung, Ph.D. has served as our Senior Vice President and Chief Operating Officer since October 2012 and is an employee of NeoPhotonics (China) Co., Ltd. Previously, he served as our Vice President and Chief Operating Officer from November 2008 to October 2012 and prior to that as our Vice President of Product Engineering from June 2007 to August 2007. From April 2004 until May 2007, Dr. Cheung served as Director of SAE Magnetics (HK) Ltd., a hard disc drive design and manufacturing company, and was responsible

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for manufacturing operations in Dongguan, China. Dr. Cheung has also held various senior technical, operations and management positions with Hong Kong Applied Science & Technology Research Institute and Philips Semiconductor. Dr. Cheung holds a doctorate degree in materials and mechanics from Cambridge University (UK) and a bachelor of engineering degree in mechanical engineering from King’s College London (UK).

G. Ferris Lipscomb, Ph.D. has served as our Vice President of Marketing since November 2002. From January 1999 until October 2002, Dr. Lipscomb served as Vice President of Marketing of Lightwave Microsystems Corporation, which was acquired by us in 2003. From January 1993 until December 1998, Dr. Lipscomb served in various positions including as General Manager and Executive Vice President at Akzo Nobel Electronic Products, Inc., a division of a multinational materials company. From September 1983 until December 1993, Dr. Lipscomb served in various positions including Chief Scientist for Photonics and Lightwave Technology in the Research and Development Division of Lockheed Missiles & Space Company. From September 1981 until August 1983, Dr. Lipscomb served on the Technical Staff of the TRW Technology Research Center. Dr. Lipscomb holds a doctorate degree in solid state physics from the University of Pennsylvania and a Bachelor of Science degree from the University of North Carolina, Chapel Hill.

Wupen Yuen, Ph.D. has served as our Senior Vice President of Product and Technology Development since October 2012, and previously served as our Vice President of Product Development and Engineering from September 2006 to October 2012 and prior to that as our Director of Business Development since joining us in January 2005. From August 2002 until December 2004, Dr. Yuen served as Chief Technology Officer of Bandwidth9, Inc., a telecommunications tunable laser company. Dr. Yuen was Chief Technology Officer of Bandwidth9 when it filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in August 2004. Dr. Yuen holds a doctorate degree in electrical engineering and a master of science in electrical engineering from Stanford University and a bachelor of science in electrical engineering from National Taiwan University.

23.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2014 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers as set forth in the Summary Compensation Table in this proxy statement;

•	each of our directors; and

•	all executive officers and directors as a group.

The percentage ownership information shown in the table below is based upon 31,664,151 shares of common stock outstanding as of March 31, 2014.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised or converted within 60 days after March 31, 2014. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

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Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA.

	Beneficial ownership
Name and address of beneficial owner	Total shares of common stock	Percent
5% Stockholders:
Funds affiliated with Oak Investment Partners(1) 525 University Avenue, Suite 1300, Palo Alto, CA 94301	5,295,473	16.7%
Open Joint Stock Company “RUSNANO”(2) Prospect 60-letiya Oktyabrya 10a, 117036, Moscow, Russian Federation	4,972,905	15.7
Funds affiliated with Masters Capital Management, LLC(3) 3060 Peachtree Road, Suite 1425, Atlanta, GA 95134	1,840,000	5.8
Austin W. Marxe, David M. Greenhouse and Adam C. Stettner 527 Madison Avenue, Suite 2600, New York, NY 10022	1,691,354	5.3
Funds affiliated with Draper Fisher Jurvetson(4) 2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025	1,648,080	5.2
Royce & Associates LLC 745 Fifth Avenue, New York, NY 10151	1,617,250	5.1

Named executive officers and directors:
Timothy S. Jenks(5)	496,026	1.5
Clyde R. Wallin	—	*
Cal R. Hoagland	—	*
James D. Fay(6)	94,485	*
Benjamin L. Sitler(7)	161,340	*
Dr. Raymond Cheung(8)	104,750	*
Dr. Wupen Yuen(9)	137,626	*
Charles J. Abbe(8)	9,727	*
Dmitry Akhanov(10)	—	*
Bandel L. Carano(11)	5,321,787	16.8
Allan Kwan(12)	30,314	*
Rajiv Ramaswami(8)	4,742	*
Michael J. Sophie(8)	33,314	*
Lee Sen Ting(8)	31,314	*
All executive officers and directors as a group (14 people)(13)	6,425,425	20.3%

*	Represents less than 1%.
(1)

Includes 1,632,526 shares beneficially owned by Oak Investment Partners IX, Limited Partnership (“Oak IX”); 17,393 shares beneficially owned by Oak IX Affiliates Fund, Limited Partnership (“Oak IX Affiliates”); 39,179 shares beneficially owned by Oak IX Affiliates Fund—A, Limited Partnership (“Oak IX Affiliates-A”); 3,476,447 shares beneficially owned by Oak Investment Partners X, Limited Partnership (“Oak X”); 55,812 shares beneficially owned by Oak X Affiliates Fund, Limited Partnership (“Oak X Affiliates”); and 101,323 shares beneficially owned by Oak Investment Partners XI, Limited Partnership (“Oak XI”). Each of these entities has sole voting and investment power with respect to the shares they beneficially own. Oak Associates IX, LLC is the general partner of Oak IX, Oak IX Affiliates, LLC is the general partner of each of Oak IX Affiliates and Oak IX Affiliates-A, Oak Associates X, LLC is the general partner of Oak X, Oak X Affiliates, LLC is the general partner of Oak X Affiliates, and Oak Associates XI, LLC is the general partner of Oak XI. As the general partner, these entities have shared voting and investment power over the shares held by the entity for which they are the general partner. Each of Bandel

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L. Carano (one of our directors), Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are managing members of each of the general partners described above, and are each deemed to have shared voting and investment power over the shares held by the various funds, and therefore the entire 5,295,473 shares.
(2)	Rusnano is an open joint stock company organized under the laws of the Russian Federation. The supervisory board of Rusnano has sole voting and investment power with respect to the shares beneficially owned by Rusnano. The Russian Federation owns 100% of Rusnano. Dmitry Akhanov, a member of our board of directors, is the President and Chief Executive Officer of Rusnano USA, Inc., a U.S. subsidiary of Rusnano, but he disclaims beneficial ownership of these shares.
(3)	The investing and voting power of the shares held by Masters Capital Management, LLC are held jointly with Michael Masters.
(4)	Includes 1,567,305 shares of common stock held by Draper Fisher Jurvetson Fund VII, L.P., 42,322 shares of common stock held by Draper Associates, L.P. and 22,847 shares of common stock held by Draper Fisher Jurvetson Partners VII, LLC. Timothy C. Draper, John H.N. Fisher and Steven T. Jurvetson are Managing Directors of the general partner entities of Draper Fisher Jurvetson Fund VII, L.P. and also Managing Members of Draper Fisher Jurvetson Partners VII, LLC, that directly hold shares and as such, they may be deemed to have voting and investment power with respect to such shares. The investing and voting power of the shares held by Draper Associates, L.P. is controlled by its General Partner, Draper Associates, Inc. which is controlled by its President and majority shareholder, Timothy C. Draper. Timothy C. Draper and John H.N. Fisher are Managing Members of Draper Fisher Partners, LLC, that directly holds shares and as such, they may be deemed to have voting and investment power with respect to such shares. These individuals disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein. In addition, 15,606 shares of common stock are held by individuals and trusts affiliated with Draper Fisher Jurvetson.
(5)	Includes 427,817 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2014 and 68,209 shares of common stock.
(6)	Includes 76,581 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2014 and 17,904 shares of common stock.
(7)	Includes 113,675 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2014 and 47,665 shares of common stock.
(8)	Consists solely of shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2014.
(9)	Includes 119,755 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2014 and 17,871 shares of common stock.
(10)	Although Mr. Akhanov is the President and Chief Executive Officer of Rusnano USA, Inc., a U.S. subsidiary of Rusnano, he has no voting or dispositive power over any shares held by Rusnano.
(11)	Includes the shares of common stock detailed in Note (1) above held by the fund entities affiliated with Oak Investment Partners. Also includes 26,314 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2014.
(12)	Consists solely of shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2014. Although Mr. Kwan is a venture partner of Oak Investment Partners, he has no voting or dispositive power over any of our shares held by the fund entities affiliated with Oak Investment Partners.
(13)	Includes 1,056,672 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2014.

26.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten percent beneficial owners of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers and greater than ten percent stockholders are required by the rules and regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of these reports furnished to us and written representations from such directors, executive officers and stockholders with respect to the period from January 1, 2013 through December 31, 2013, we are not aware of any required Section 16(a) reports that were not filed on a timely basis.

Copies of the insider trading reports as filed with the Securities and Exchange Commission are available at http://IR.neophotonics.com.

27.

EXECUTIVE COMPENSATION

Compensation discussion and analysis

This Compensation Discussion and Analysis discusses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for 2013, and the most important factors relevant to an analysis of these policies and practices. It also provides qualitative information regarding the manner and context in which compensation was paid and awarded to and earned by our executive officers and places in perspective the data presented in the compensation tables and accompanying narrative below.

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following executive officers, to whom we refer collectively in this discussion as the “named executive officers”:

•	Timothy S. Jenks, our President and Chief Executive Officer (our “CEO”);

•	Clyde R. Wallin, our Senior Vice President and Chief Financial Officer;

•	Benjamin L. Sitler, our Senior Vice President of Sales and Business Units;

•	Dr. Raymond Cheung, our Senior Vice President and Chief Operating Officer;

•	Dr. Wupen Yuen, our Senior Vice President of Product and Technology Development;

•	James D. Fay, our former Senior Vice President and Chief Financial Officer; and

•	Cal R. Hoagland, our former interim Chief Financial Officer.

2013 Management Changes

On August 26, 2013, Mr. Fay notified us of his intention to resign his position with the Company to accept a position with another company. Mr. Fay remained an employee of the Company until November 11, 2013, at which time his employment terminated and he became a consultant to the Company through March 15, 2014.

On August 29, 2013, Mr. Hoagland was retained as our interim Chief Financial Officer and principal financial and accounting officer. Mr. Hoagland officially assumed this position on September 18, 2013. Mr. Hoagland’s services were provided through FLG Partners, LLC, where Mr. Hoagland is a partner.

On December 23, 2013, Mr. Wallin was appointed our Senior Vice President and Chief Financial Officer effective on that date, succeeding Mr. Hoagland. Mr. Hoagland continues to provide services to us related to various financial and accounting matters.

Executive Summary

2013 Business Highlights

We are a designer and manufacturer of photonic integrated circuit (“PIC”)-based modules and subsystems for bandwidth-intensive, high-speed communications networks.

In 2013, we produced the following financial and operational results:

•	annual revenues of $282.2 million, compared to $245.4 million in 2012, which represented year-over-year growth of 15.4%; and

•	A diluted loss per share of $1.11 for 2013, compared to $0.62 for 2012.

•

in March 2013, we acquired the optical semiconductor business unit of LAPIS Semiconductor Co., Ltd. (OCU) in Japan, a leading provider of lasers, drivers, and detectors for high speed 100Gbps applications.

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•	During 1Q and 2Q of 2013 we opened in a new factory in Dongguan, China and ramped its production level.

•	During 2Q of 2013 we opened a new office in Moscow, Russia.

2013 Executive Compensation Highlights

Consistent with our business results and our competitive marketplace for talent, our compensation committee took the following actions with respect to the 2013 compensation of the named executive officers:

•	adjusted base salaries by amounts ranging from 3% to 11.1%, including an increase of 11.1% for our CEO;

•

with respect to annual cash bonuses, our actual performance is assessed against internal performance targets—based on such assessment in 2012, we awarded annual cash bonuses at 52% of the target variable bonus level; and

•	granted equity awards in the form of stock options and restricted stock units that link their interests with those of our stockholders.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Our compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company’s short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2013:

•	Independent Compensation Committee. Our compensation committee is comprised solely of independent directors.

•

Independent Compensation Committee Advisor. Our compensation committee engaged its own compensation consultant to assist with its 2013 compensation reviews. This consultant performed no consulting or other services for the Company.

•

Annual Executive Compensation Review. Our compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•

Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders.

•

No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our senior executive officers;

•	Limited Perquisites. We provide only limited perquisites or other personal benefits to our executive officers;

•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits;

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•

No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any post-employment payments or benefits;

•

“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid);

•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;

•	Stock Ownership Guidelines. We require our Chief Executive Officer to maintain a minimum level of ownership in our common stock; and

•	Hedging Prohibited. We prohibit our executive officers and other employees from hedging or engaging in other inherently speculative transactions with respect to their holdings of Company securities.

Recent Stockholder Advisory Vote on Executive Compensation

At our 2011 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the compensation of the named executive officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the compensation of the named executive officers with approximately 17,787,489 of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation approach, specifically our efforts to attract, retain and motivate the named executive officers. Accordingly, we have made no significant design changes to our executive compensation program that were the result of the 2011 Say-on-Pay vote.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the named executive officers. Accordingly, following our 2014 Annual Meeting of Stockholders, the next stockholder advisory vote on the compensation of the named executive officers will take place in 2017.

Based on the results of a separate stockholder advisory vote on the frequency of future shareholder advisory votes regarding the compensation of the named executive officers (commonly known as a “Say-When-on-Pay” vote) conducted at our 2011 Annual Meeting of Stockholders, our Board of Directors determined that we will hold our Say-on-Pay votes on a triennial basis.

Compensation Philosophy and Objectives

Our executive compensation program is comprised of four primary components—base salary, an annual cash bonus opportunity, long-term incentive compensation in the form of equity awards and post-employment compensation arrangements. We also provide our executive officers with the same health and welfare benefits that are available to all salaried employees in the country in which they reside.

Our executive compensation program is designed to achieve the following objectives:

•	provide total compensation packages that attract, motivate, reward and retain exceptional executive-level talent;

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•	establish a direct and meaningful link between corporate, individual and team performance and the compensation payable in respect of such performance;

•	provide strong incentives for our executive officers create stockholder value; and

•	align the financial interests of our executive officers with those of our stockholders.

While our compensation committee (or our Board of Directors, as applicable) reviews the total compensation package for each of our executive officers, including each of the named executive officers, in connection with the decisions it makes each year regarding each individual compensation component, generally the amount of any one compensation component is determined independent of the amount of any other component. Our compensation committee performs at least an annual review of our executive officers’ overall compensation opportunities to determine whether they meet our compensation objectives.

Compensation-Setting Process

Role of our Compensation Committee

Our compensation committee oversees our executive compensation program in relation to our competitive marketplace for talent (including our executive compensation policies and practices), approves the compensation of our executive officers and administers our various employee stock plans. Specifically, our compensation committee is responsible for:

•

reviewing and approving the compensation and other terms of employment of our executive officers, including the named executive officers, and other senior members of management, and reviewing and approving corporate performance goals and objectives relevant to such compensation; and

•	administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans.

Our compensation committee approved target annual cash bonus opportunities for 2013 performance in March 2013, adjusted base salary levels for certain of our executive officers in October 2013, and determined bonus payments based on 2013 performance for our executive officers in May 2014. Our compensation committee may, at its discretion and in accordance with the philosophy of making all information available to our Board of Directors, present executive compensation matters to the entire Board of Directors for their review and approval.

In the course of its deliberations, in any given year, our compensation committee may review and consider materials such as our financial reports and projections, operational data, tax and accounting information regarding potential compensation, executive stock ownership information, analyses of historical executive compensation levels and current company-wide compensation levels and the recommendations of our CEO.

Role of our Management

For our executive officers other than our CEO, our compensation committee (or the non-employee members of our Board of Directors, as applicable) solicits and considers the performance evaluations and compensation recommendations submitted by our CEO. In the case of our CEO, our compensation committee (or the non-employee members of our Board of Directors, as applicable) evaluates his performance and determines whether to make any adjustments to his compensation.

Our Human Resources and Finance departments work with our CEO to propose for the consideration and approval of our compensation committee the design of our executive compensation program, to recommend changes to existing compensation components, to recommend financial and other performance measures and related target levels to be achieved under our incentive compensation plans, to prepare analyses of financial data and other briefing materials and, ultimately, to implement the decisions of our compensation committee (or our Board of Directors, as applicable).

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No executive officer, including no Named Executive Officer, was present or participated directly in the final determinations or deliberations of our compensation committee (or our Board of Directors, as applicable) regarding the amount or component of his or her own 2013 compensation package.

Role of our Compensation Consultant

For 2013, our compensation committee engaged Compensia, a national compensation consulting firm, to assist it in its deliberations on the compensation payable to our executive officers, including the named executive officers. Our compensation committee may also consider input from Compensia on the compensation payable to non-executive members of our Board of Directors.

The nature and scope of services of Compensia’s services in 2013 included the following:

•	developing a compensation peer group for use in conducting an analysis of our executive compensation program;

•

providing an executive compensation market analysis for our compensation committee regarding cash compensation and annual equity award levels based on the compensation peer group and supplemented with broader market survey data of other publicly-traded technology companies;

•	providing advice regarding best practices and market trends in executive compensation;

•	assisting with the design of our equity compensation program, and other executive compensation arrangements, as needed;

•	preparing for and attending meetings of our compensation committee, as requested by the Committee Chair; and

•	working with our management and Human Resource personnel to obtain any information needed about us to provide its services.

Compensia did not provide any services to the Company’s management in 2013. The Company pays the cost for Compensia’s services. In April 2014, our compensation committee reviewed the independence of Compensia pursuant to the criteria set forth in Exchange Act Rule 10C-1 and the applicable listing standards of The New York Stock Exchange. Our compensation committee determined that the work of Compensia did not give rise to any conflict of interest.

Competitive Positioning

Our compensation committee’s objective of maintaining an executive compensation program that is competitive includes a balance between retaining our executive officers and maintaining a reasonable and responsible cost structure. Our compensation committee does not establish a specific target percentile for the target total direct compensation opportunities of our executive officers, including the named executive officers (that is, we do not engage in “benchmarking” as that term is commonly used). When setting the amount of each compensation component for our executive officers, our compensation committee (or our Board of Directors, as applicable) considers a number of factors, the importance of any one of which may vary in any given year, including:

•	corporate and/or individual performance, as we believe this encourages our executive officers to focus on achieving our business objectives;

•	the need to motivate our executive officers to address particular business challenges that are unique within any given year;

•

the experiences and individual knowledge of the members of our compensation committee (or our Board of Directors, as applicable) regarding compensation of similarly-situated executives at other companies (with reference to third party surveys), as we believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

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•	internal pay parity of the compensation paid to one executive officer as compared to another, as we believe this contributes to retention and a spirit of teamwork among our executive officers;

•

the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, work as part of a team and reflect our core values;

•	the potential dilutive effect on our stockholders generally from equity awards granted to our executive officers;

•	common pay practices and local economic conditions in foreign countries where an executive officer may work;

•	broader economic conditions, to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business;

•

individual negotiations with our executive officers, particularly in connection with their initial compensation package, as these individuals may be leaving meaningful compensation opportunities at their prior employer to work for us, as well as negotiations upon their departure, as we recognize the benefit to our stockholders of smooth transitions; and

•	Recommendations provided by our CEO for his direct reports.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for our executive officers, including the named executive officers. For 2013, no single factor above was determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

For purposes of comparing our executive compensation against the competitive market, our compensation committee uses a compensation peer group of 15 technology companies, which was developed by Compensia. The companies in the compensation peer group were selected on the basis of their similarity to us in size (as determined by revenue and market capitalization), business strategy and industry. Our compensation committee reviews the compensation peer group in years when it requests a peer assessment of executive compensation and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the group.

In 2013, our compensation committee reviewed the compensation peer group in connection with the commissioning of an executive compensation market analysis. Following that review, our compensation committee modified the compensation peer group by removing ANADIGICS, Inc., AXT, Inc., Inphi Corporation, Mindspeed Technologies, Inc., MRV Communications, Inc. and Vitesse Semiconductor Corporation. Our compensation committee removed these companies because they no longer satisfied one or both of the financial criteria that we use for determining comparability. The seven companies added to the compensation peer group were determined to be comparable with respect to their revenue, market capitalization and general business model.

The compensation peer group for 2013 consisted of the following companies:

Anaren, Inc.	Comtech Communications, Inc.	GSI Group, Inc.
Aviat Networks, Inc.	Digi International, Inc.	Hutchinson Technology, Inc.
Bel Fuse, Inc.	EMCORE Corporation	Integrated Silicon Solutions, Inc.
CalAmp Corporation	Entropic Communications, Inc.	Oclaro, Inc.
Calix, Inc.	Extreme Networks, Inc.	Oplink Communications, Inc.

At the time the compensation peer group was finalized, we ranked at the 35th percentile in terms of revenue and at the 35th percentile in terms of market capitalization.

To analyze the compensation practices of the companies in the compensation peer group, Compensia gathered data from public filings of the peer companies. This data, supplemented with broader survey data of

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compensation for technology companies of similar revenue size, (referencing Compensia’s proprietary survey of April 2013 for companies with revenue of $200 million to $500 million, median $312 million, plus their national executive compensation survey) was then used by our compensation committee as a reference point to assess our current compensation levels in the course of its deliberations on compensation design and levels.

Compensation Components

Our executive compensation program has four primary components—base salary, annual cash bonus opportunities, long-term incentive compensation in the form of equity awards and post-employment compensation arrangements. We also provide our executive officers with the same health and welfare benefits that are available to all salaried employees in the country in which they reside. The following table summarizes the factors which were material to the decisions of our compensation committee in 2013 and the reasons such compensation component is provided.

Compensation Component	Objectives	Material Factors Considered
Base salary	• Attract and retain experienced executive officers

•    Board members’ experience and knowledge

•    Historical negotiations and base salary levels

•    Broader market conditions

•    Compensation paid at other publicly-traded technology companies based on competitive market data

Annual cash bonus opportunity

•    Retain exceptional talent

•    Motivate executive officers to achieve corporate objectives

•    Link corporate and individual performance with compensation paid

•    Provide incentives to promote our growth and create stockholder value

•    Align the financial interests of the executive officers with those of our stockholders

•    Board members’ experience and knowledge

•    Level of achievement of corporate objectives, particularly in light of broader market conditions

•    Subjective review of each executive officer’s overall individual performance

•    Internal pay equity

•    Broader market conditions

•    Balance sheet and expected future cash flows

Long-term incentive compensation

•    Retain exceptional talent

•    Motivate executive officers to achieve corporate objectives

•    Link corporate and individual performance with compensation paid

•    Provide incentives to promote our growth and create stockholder value

•    Align the financial interests of the executive officers with those of our stockholders

•    Board members’ experience and knowledge

•    Level of achievement of corporate objectives, particularly in light of broader market conditions

•    Internal pay equity

•    The potential dilutive effect on our stockholders

•    Compensation paid at other publicly-traded technology companies based on competitive market data

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Compensation Component	Objectives	Material Factors Considered
Post-employment compensation

•   Retain exceptional talent

•   Motivate executive officers to achieve corporate objectives, which may in any given year include completion of a strategic transaction

•   Align the financial interests of the executive officers with those of our stockholders—that is, the completion of a desired transaction without regard to executive’s own compensation/job security

• Board members’ experience and knowledge • Internal pay equity • Historical individual negotiations with executive officers

Base Salary

In September 2013, our compensation committee reviewed the base salaries of our executive officers, including the named executive officers. As part of this review, our compensation committee considered information from Compensia’s regarding the expected range for annual base salary increases in 2013 and 2014. After considering the competitive market data provided by Compensia, as well as the collective knowledge and experience of its members on compensating individuals in positions held by the executives at other companies, and additional factors such as volatility in our industry, our need to retain our key executive officers, and changes in the local economies in which we operate, our compensation committee approved increases to the annual base salaries of our named executive officers, effective September 1, 2013, as follows:

Named Executive Officer	Prior Base Salary		New Base Salary	Percentage Change
Timothy S. Jenks	$360,000		$400,000	11.1%
Benjamin L. Sitler	$250,000	(1)	$265,000	6%
Dr. Raymond Cheung	$330,974	(2)	$340,000	3%
Dr. Wupen Yuen	$260,000		$275,000	5.8%

(1)	In January 2013, our compensation committee reviewed the base salary of Mr. Sitler in connection with his promotion to the position of Senior Vice President of Global Sales and Product Management. At that time, our compensation committee approved an increase in his annual base salary from $231,424 to $250,000, an increase of 8.0%, effective February 1, 2013.
(2)	Dr. Cheung’s base salary is calculated in U.S. dollars at the applicable exchange rate. Dr. Cheung’s actual base salary was paid in RMB, the legal currency of the People’s Republic of China.

In connection with his retention as our interim Chief Financial Officer, we entered into a consulting agreement with FLG Partners, LLC. for the provision of Mr. Hoagland’s services. Pursuant to this agreement, we agreed to pay FLG Partners, LLC. at the rate of $375 per hour for Mr. Hoagland’s services. In March 2014, this ongoing rate was reduced to $325 per hour.

In connection with his appointment as our Senior Vice President and Chief Financial Officer, we negotiated the base salary of Mr. Wallin as discussed in more detail below.

The base salaries of the named executive officers during 2013 are set forth in the 2013 Summary Compensation Table below.

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Annual Cash Bonuses

Each year, we seek to motivate our executive officers, including the named executive officers, to successfully execute our annual financial and operational objectives through an annual cash bonus plan. In designing this plan, our CEO works with our compensation committee to develop appropriate performance measures and related target levels, which are then reviewed and approved by our Board of Directors. The performance measures and related payout levels are determined based on management’s business forecast both at the corporate and business unit levels, as reviewed and approved by our Board of Directors.

In January 2013, our management proposed an annual cash bonus plan for 2013 (the “2013 Bonus Plan”) to our compensation committee for its review and approval. During the first half of 2013, our compensation committee considered and refined the terms and conditions of the 2013 Bonus Plan, which was subsequently approved in July 2013.

Target Annual Cash Bonus Opportunities

In July 2013, our compensation committee established the target annual cash bonus opportunities for the named executive officers as follows:

Named Executive Officers	Target Annual Cash Bonus Opportunity (expressed as a percentage of base salary)	Target Annual Cash Bonus Opportunity ($)(1)
Timothy S. Jenks	75%	$300,000
James D. Fay	45%	$135,000
Benjamin L. Sitler	40%	$106,000
Dr. Raymond Cheung(1)	40%	$136,000
Dr. Wupen Yuen	40%	$110,000

(1)	The target annual cash bonus opportunity was calculated in U.S. dollars at the applicable exchange rate. Dr. Cheung’s actual annual cash bonus payment, if any, was to be paid in RMB, the legal currency of the People’s Republic of China.

These target annual cash bonus opportunities were determined by our compensation committee based on its members’ collective knowledge and experiences, the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity) and considerations for internal pay equity—that is, while our compensation committee generally believes compensation for the named executive officers should increase with their level of responsibility, it also recognized that achievement of the corporate goals underlying the 2013 Bonus Plan would require a team effort among management, and, therefore, the target annual cash bonus opportunities should fall within a narrow range, with the largest percentage awarded to our CEO in light of his overall responsibility for the successful execution of our annual operating plan.

In connection with his appointment as our Senior Vice President and Chief Financial Officer, we approved a target annual cash bonus opportunity for Mr. Wallin as discussed in more detail below.

Performance Measures

Our compensation committee structured the 2013 Bonus Plan so that a pool for the payment of bonuses would be funded throughout the year based on our compensation committee’s assessment of overall corporate performance as measured by the following financial performance measures:

•	Our U.S. GAAP revenue for 2013 as compared to 2012;

•	Our U.S. non-GAAP gross margin for 2013 as evaluated on a successive comparative quarterly basis for growth;

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•	Our U.S. non-GAAP net income (loss) for 2013 as evaluated on a successive comparative quarterly basis for growth; and

•	Our U.S. GAAP revenue growth from new products for 2013 as compared to 2012.

In computing these non-GAAP financial measures and U.S. non-GAAP income (loss), we exclude certain items included under GAAP, including stock-based compensation expense (credit), share of loss of an unconsolidated investee, gain on sale of shares of an unconsolidated investee, restructuring expenses, business acquisition-related costs and expenses including the amortization of purchased intangible assets, amortization of fair value adjustments to fixed assets and inventory, fair value adjustments to contingent consideration, acquisition-related costs, goodwill impairment charge and the related tax effects. In computing adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), we also exclude interest income and expense, provision for income taxes and depreciation expense.

Our compensation committee selected these financial performance measures because it believed they were the best indicators of our ability to successfully execute our annual operating plan and factors critical to improving our competitive position and increasing the value of our common stock. Our compensation committee believed these objectives therefore best aligned the financial interests of the named executive officers with those of the stockholders.

In addition, our compensation committee established weightings and target performance levels for each of the corporate performance measures. The measures were weighted as follows: 10% on revenue, 40% on non-GAAP gross margin, 30% on non-GAAP income from operations and 20% on new product revenue.

For each measure, our compensation committee established threshold, target and maximum payment levels contingent on our actual performance of 2013. Although expressed as potential payment outcomes, the target levels for each measure were merely non-binding guidelines to be used by our compensation committee as one factor in determining the actual bonuses payments, if any, to be made to the named executive officers. In approving the 2013 Bonus Plan, our compensation committee did not assign a specific dollar payment amount to any of the financial performance measures or to its assessment of individual performance achievements. Instead, as in prior years our compensation committee intended to award actual bonus payments for 2013 based upon the subjective judgment of its members as to the appropriate bonus amounts after assessing:

•	Our actual corporate performance as compared against the threshold, target and maximum levels for each of the financial performance measures;

•	An evaluation of whether each Named Executive Officer had performed his duties and responsibilities in a satisfactory manner; and

•	Our overall budget (that is, the appropriate level of bonuses to pay after consideration of the broader economic conditions and our balance sheet and expected cash flows).

2013 Bonus Awards

On May 23, 2014, our compensation committee approved annual cash bonus payments to the named executive officers for 2013 performance as follows:

Named Executive Officer	2013 Cash Bonus to be Paid in 2014
Mr. Timothy S. Jenks	$136,000
Mr. Clyde R. Wallin(1)	$—
Mr. Benjamin L. Sitler	$48,000
Dr. Raymond Cheung(2)	$70,000
Dr. Wupen Yuen	$55,000

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(1)	Mr. Wallin did not participate in the 2013 Bonus Plan.
(2)	Dr. Cheung’s annual cash bonus payment is calculated in U.S. dollars at the applicable exchange rate. Dr. Cheung’s actual annual cash bonus payment is to be paid in RMB, the legal currency of the People’s Republic of China.

In making its decisions in March 2014 on the annual cash bonus payments earned by the named executive officers for 2013, our compensation committee considered our actual performance results against the target levels established under the 2013 Bonus Plan as well as:

•	the performance review for each named executive officers conducted by our CEO (other than for himself);

•	our compensation committee’s evaluation of our CEO’s performance; and

•

our compensation committee’s evaluation of the propriety of the total amount of the bonus payment in light of our balance sheet, expected cash flows and broader economic considerations, notwithstanding our actual performance results and the material role that each Named Executive Officer played in achieving these results.

Our compensation committee did not apply any specific weighting or formula for these factors, but considered them as a whole. In evaluating each Named Executive Officer’s individual performance, our compensation committee considered the following:

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Mr. Jenks. His leadership and vision for the Company, continued organic growth, and the substantial efforts devoted in 2013 toward the successful acquisition and integration of the semiconductor optical components business unit (“OCU”) of LAPIS Semiconductor Co. Ltd. into our company.

•	Mr. Sitler. His performance in generating revenue, in managing customer relationships and in the development and management of our product lines and our global commercial organization.

•

Dr. Cheung. His performance in managing production and in developing our manufacturing and quality organizations, as well as his key role in our continuing growth including new product scaling, and the substantial efforts devoted in 2013 toward the successful integration of OCU into our company.

•

Dr. Yuen. His performance in delivering new products and product design wins, in establishing and building research and development capabilities in China and Japan, and the substantial efforts devoted in 2013 toward the acquisition and successful integration of OCU into our company.

The cash bonus amounts paid to the named executive officers for 2013 are set forth in the 2013 Summary Compensation Table below.

Long-Term Incentive Compensation

We use equity awards in the form of options to purchase shares of our common stock and service-based restricted stock unit awards to ensure that our executive officers, including the named executive officers, have a continuing stake in our long-term success. We structure our long-term incentive compensation in the form of equity awards because we believe that if our executive officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. We also believe that equity awards are an integral component of our efforts to attract exceptional executive officers, senior management and employees.

We believe that properly structured long-term incentive compensation arrangements work to align the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation. Specifically, because we grant stock options with an exercise price equal to the fair market value of our common stock on the date of grant, these options will have value to our executive officers

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only if the fair market value of our common stock increases after the date of grant and through the date of vesting. Our service-based restricted stock unit awards will increase or decrease in value to the same extent as our common stock. Our compensation committee recognizes that full value awards, such as restricted stock unit awards, have a greater intrinsic value to employees than stock options and, therefore, may have an increased retention effect. Stock options may provide even greater motivation than full value awards to drive stockholder return, however, which is why our compensation committee also grants such equity awards.

Typically, the restricted stock unit awards granted to our executive officers, including the named executive officers, vest based on the executive officer’s continued service over a 36-month period following the date of grant, with one-third of the shares of our common stock covered by such awards vesting on each anniversary of the date of grant. Similarly, options to purchase shares of our common stock granted to our executive officers, including the named executive officers, vest based on the executive officer’s continued service over a 48-month period following the date of grant, with 25% of the shares of our common stock subject to the options vesting on the first anniversary of the date of grant and the remaining shares vesting monthly over the subsequent 36 months. Our compensation committee believes that these vesting schedules enable us to achieve our retention objectives for our executive officers.

In determining the size of the equity awards granted in 2013 to the named executive officers and the mix of stock options and restricted stock unit awards, our compensation committee made its decisions based primarily on its members’ experience and knowledge, equity compensation data provided by Compensia, internal pay equity (that is, generally similar award sizes as among our executive officers, with larger awards to our CEO in light of his responsibilities), our performance (that is, the progress as of the date of grant toward the achievement of the financial measures described above under the discussion of the 2013 Bonus Plan) and the potential dilutive effect on our stockholders. These factors were considered as a whole, without any specific weighting or formula.

In September 2013, our compensation committee approved the grant of the following equity awards to the named executive officers:

Named Executive Officer	Number of Shares Subject to Option Grants	Number of Shares Subject to Restricted Stock Unit Awards
Mr. Timothy S. Jenks	50,000	34,500
Mr. Benjamin L. Sitler	20,000	15,000
Dr. Raymond Cheung	25,000	17,500
Dr. Wupen Yuen	25,000	17,500

In connection with his appointment as our Senior Vice President and Chief Financial Officer, we granted equity awards to Mr. Wallin as discussed in more detail below.

The equity awards granted to the named executive officers in 2013 are set forth in the 2013 Summary Compensation Table and the 2013 Grants of Plan-Based Awards Table below.

Health and Welfare Benefits

We provide the following benefits to our executive officers, including the named executive officers, based in the United States, on the same terms and conditions as provided to all other eligible employees:

•	Health, dental, and vision insurance;

•	Basic life insurance;

•	Medical and dependent care flexible spending accounts;

•	Short-term and long-term disability, accidental death and dismemberment insurance; and

•	A Section 401(k) defined contribution plan.

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We believe these benefits are consistent with benefits provided by other companies based on the experiences and individual knowledge of the members of our compensation committee regarding the compensation of similarly situated executives at other companies and help us to attract and retain high quality executives. In addition, Dr. Cheung’s annual compensation includes RMB 62,498 ($10,098 based on an average exchange rate of RMB 6.1891 per U.S. dollar in 2013) to cover the cost of family health insurance premiums in China.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Consequently, we provide only limited perquisites or other personal benefits to our executive officers, including the named executive officers. In considering potential perquisites, our compensation committee reviews the cost to us as compared to the perceived value of providing such benefits.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Employment Arrangements with Mr. Wallin

On December 23, 2013, we entered into an employment offer letter with Mr. Wallin, appointing him as our Senior Vice President and Chief Financial Officer, effective December 23, 2013. Mr. Wallin’s offer letter provides that he will be employed “at will,” and will receive the following compensation:

•	An annual base salary of $285,000;

•

A target annual cash bonus opportunity equal to 40% of his base salary, with any actual bonus payment to be based on the achievement of one or more corporate and individual performance objectives, as established by our compensation committee;

•

An option to purchase 75,000 shares of our common stock, with such shares to vest over four years with 25% of the shares subject to the option vesting after one year of continuous service and 1/48th of the shares subject to the option vesting monthly thereafter, subject to Mr. Wallin’s continued employment with us through each vesting date;

•

An option to purchase 75,000 shares of our common stock, with such shares subject to vest on December 12, 2019, subject to accelerated vesting if, during the term of the option, the average closing price of our common stock over a period of 20 consecutive trading days is equal to or greater than $15.00 per share (as adjusted for stock splits, recombinations and the like); and

•

A restricted stock unit award covering 25,000 shares of our common stock, with such award to vest ratably on an annual basis over the three-year period following the date of grant, subject to Mr. Wallin’s continued employment with us through each vesting date.

At the time of joining the Company, Mr. Wallin also entered into a severance rights agreement with us. Pursuant to this agreement, if his employment is terminated by us without cause or by him for good reason, subject to his execution of a binding release of claims, Mr. Wallin will be eligible to receive the following payments and benefits:

•	a lump sum severance payment in an amount equal to 12 months of his annual base salary;

•	paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 12 months following the termination of employment; and

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•

the vesting of all of Mr. Wallin’s outstanding and unvested equity awards (and the rate of lapsing of any repurchase rights applicable to the shares of our common stock received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18-month period following the termination of employment.

This agreement also provides that if his employment is terminated by us without cause or by him for good reason within 12 months after a change in control of the Company and subject to his execution of a binding release of claims, Mr. Wallin will be eligible to receive the following payments and benefits:

•	a lump sum severance payment in an amount equal to 12 months of his annual base salary and 100% of his target annual cash bonus opportunity;

•	paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 12 months following the termination of employment; and

•

the vesting of all of Mr. Wallin’s outstanding and unvested equity awards (and the rate of lapsing of any repurchase rights applicable to the shares of our common stock received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18-month period following the termination of employment.

Finally, the agreement provides that, in the event of a change in control of the Company in which the acquirer does not assume his outstanding and unvested equity awards, the vesting of all of Mr. Wallin’s outstanding and unvested equity awards (and the rate of lapsing of any repurchase rights applicable to the shares of our common stock received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18-month period following the closing of the change in control transaction.

Post-Employment Compensation Arrangements

The employment of our CEO and Messrs. Wallin and Sitler and Dr. Yuen is “at will.” Dr. Cheung’s employment is for a fixed term through June 30, 2016, as a result of local labor laws in China.

Each of our CEO and Messrs. Wallin and Sitler, Drs. Cheung and Yuen is eligible to receive severance payments and benefits in the event of certain involuntary terminations of employment under the terms of their respective severance agreements. These agreements (and the payments and benefits offered under each such agreement) reflect the negotiations of each of the applicable named executive officers as well as a desire to have internal parity among the named executive officers with respect to their potential severance arrangements. We consider these severance arrangements to be critical to attracting and retaining high caliber executives.

In addition, we believe that providing certain payments and benefits and partial vesting acceleration of outstanding and unvested equity awards in the event of a termination of employment in connection with a change in control of the Company, if structured appropriately, serve to minimize the distractions to an executive officer and reduce the risk that a Named Executive Officer terminates his employment with us before an acquisition is consummated. For these reasons, in April 2012, we entered into new or amended severance agreements with our CEO, Mr. Fay and Drs. Yuen and Cheung to modify or to provide for enhanced change in control payments and benefits. We believe that these arrangements allow the named executive officers to focus on continuing normal business operations and, in the case of change in control payments and benefits, on the success of a potential business combination, rather than being distracted by how business decisions that may be in the best interest of our stockholders will impact each Named Executive Officer’s own financial security. That is, we believe that these arrangements help ensure stability among the named executive officers, and will help enable the named executive officers to maintain a balanced perspective in making overall business decisions during periods of uncertainty.

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Employee Stock Plans

Under the terms of our employee stock plans and agreements with our executive officers, including the named executive officers, the vesting of outstanding and unvested options to purchase shares of our common stock and restricted stock unit awards covering shares of our common stock is partially accelerated in the event of certain material corporate transactions, as well as in the event of certain involuntary terminations of employment following certain material corporate transactions.

We believe these accelerated vesting provisions are appropriate in light of the collective knowledge and experiences of the members of our compensation committee on compensating individuals in the positions held by our executive officers at other companies (without reference to any specific compensation peer group or any specific benchmark level of compensation), and, therefore, allow us to attract and retain high quality executives, and, in the case of accelerated vesting upon a change in control of the Company, the accelerated vesting allows our executive officers to focus on closing a transaction that may be in the best interest of our stockholders even though the transaction may otherwise result in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards.

Severance Arrangement for Mr. Fay

On August 26, 2013, Mr. Fay notified us of his intention to resign his position with the Company. On August 29, 2013, we entered into a transition agreement with Mr. Fay, which ended November 11, 2013. In connection with this agreement, we agreed that (i) Mr. Fay would continue to receive his base salary at its then-current rate, (ii) his outstanding and unvested equity awards would continue to vest through this transition period and (iii) he would continue to be eligible to participate in our employee benefit plans pursuant to the terms of those plans.

Upon the termination of his employment, Mr. Fay became a consultant to the Company through March 15, 2014. In consideration of these services and his execution of a binding release of claims in favor of the Company, we agreed to compensate Mr. Fay at a rate of $250 per hour for his consulting services. His consulting services ended March 15, 2014.

For a detailed description of these arrangements with the named executive officers, see “Management—Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies

CEO Stock Ownership Guidelines

As part of our overall corporate governance policies, and to align the interests of our Chief Executive Officer with the interests of our stockholders, our Board of Directors believes that our Chief Executive Officer should have a significant financial stake in the Company. Accordingly, in April 2013, our Board of Directors adopted a policy that our Chief Executive Officer should own shares of our common stock with a value equal to or exceeding his or her then-current annual base salary. Pursuant to this policy, our Chief Executive Officer should attain this ownership level within two years from (i) April 25, 2013 for Mr. Jenks (our current CEO) or (ii) the date of becoming our Chief Executive Officer for any successor in this position. Our Board of Directors may evaluate, in its discretion, whether this requirement should be waived in the case of a Chief Executive Officer, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement. As of March 31, 2014, Mr. Jenks’ beneficial ownership in the Company currently exceeds his annual salary.

We encourage our executive officers, including the other named executive officers, to hold a significant equity interest in the Company, but have not set specific ownership guidelines for these individuals.

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Hedging Prohibition Policy

We have adopted a policy that prohibits our executive officers, including the named executive officers, other members of management, and the non-employee members of our Board of Directors from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our securities. We adopted this policy as a matter of good corporate governance and because, by not allowing these individuals to engage in such transactions, they are subject to the full risks of ownership of their unvested equity awards. As a result, their equity compensation is strongly correlated to stock price performance over the vesting period.

Equity Award Grant Policy

It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the recipient to benefit from a more favorable stock price.

Compensation Recovery Policy

At this time, we do not have a formal policy regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. In addition to certain rules that exempt pre-existing arrangements approved prior to our initial public offering from the limits of Section 162(m), generally remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

Our compensation committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, our compensation committee may deem it appropriate to provide one or more executive officer with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

Our compensation committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Nonqualified Deferred Compensation

Our compensation committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

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“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2013 and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation committee report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our compensation committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, our compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

From the members of our compensation committee:

Lee Sen Ting, Chairman

Charles J. Abbe

Compensation risk assessment

From time to time, our board of directors and our compensation committee review the potential risks associated with the structure and design of our various compensation plans. In 2013, our Board of Directors and our compensation committee undertook a comprehensive review of the material compensation plans and arrangements for all employees and determined that none of our compensation policies and practices is reasonably likely to have a material adverse effect on the Company. Overall, our Board of Directors believes that our compensation programs generally contain a balance of fixed and variable features, as well as complementary metrics and reasonable goals, all of which operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs. In addition, the material compensation plans and arrangements operate within the corporate governance and review structure that serves and supports our risk mitigation practices.

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Summary compensation table

The following table provides information for the years ended December 31, 2013, 2012 and 2011 regarding the compensation of our principal executive officer, principal financial officer, and each of our three other most highly compensated persons serving as executive officers, or our named executive officers, for 2013.

Name and principal position	Year	Salary		Bonus(1)		Option awards(2)	Stock awards(2)	All Other Compensation		Total
Timothy S. Jenks	2013	$373,333		$136,000		$844,520	$260,130	$1,500	(3)	$1,615,483
President and Chief Executive Officer	2012	360,000		240,000		47,051	47,616	1,000	(4)	695,667
	2011	337,920		55,550		167,339	168,000	—		728,809

Clyde R. Wallin	2013	7,673		—		370,178	171,500	—		549,351
Senior Vice President and Chief Financial Officer

Cal R. Hoagland	2013	—		—		—	—	331,219	(5)	331,219
Interim Chief Financial Officer

James D. Fay	2013	259,167		—		447,750	—	7,767	(6)	714,684
Former Senior Vice President and Chief Financial Officer	2012	300,000		150,000		32,449	32,736	1,000	(4)	516,185
	2011	291,840		46,992		83,669	84,000	—		506,501

Dr. Raymond Cheung	2013	333,983	(7)	70,000	(8)	123,760	131,950	10,098	(9)	669,791
Senior Vice President and Chief Operating Officer	2012	307,054	(7)	118,829	(8)	32,449	32,736	8,556	(9)	499,624
	2011	290,110	(7)	41,033	(8)	83,669	84,000	7,564	(9)	506,376

Dr. Wupen Yuen	2013	265,000		55,000		571,510	131,950	2,667	(10)	1,026,127
Senior Vice President of Product and Technology Development	2012	260,000		125,000		32,449	32,736	2,000	(11)	452,185
	2011	240,000		37,160		83,669	84,000	1,000	(12)	445,829

Benjamin L. Sitler	2013	253,452		48,000		546,758	113,100	2,667	(10)	963,977
Senior Vice President of Global Sales and Product Management	2012	231,424		100,000		32,449	32,736	2,000	(11)	398,609
	2011	231,424		33,911		69,725	70,000	1,000	(12)	406,060

(1)	The amounts in this column are performance-based cash bonuses in respect of performance for the years ended December 31, 2013, 2012 and 2011, but were actually paid/are to be paid in the following calendar year. See the discussion under “Compensation Discussion and Analysis—Compensation of our named executive officers—Performance-based cash bonuses.”
(2)	Amount reflects the aggregate grant date fair value of the awards granted, calculated in accordance with applicable accounting guidance for share based payment transactions. The valuation assumptions used in determining such amounts are described in Note 15 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission on June 4, 2014. These amounts do not reflect the actual economic value realized by the named executive officers.
(3)	Represents $1,500 paid for 401k plan matching in 2013.
(4)	Represents $1,000 paid for 401k plan matching in 2012.
(5)	Represents payments during 2013 to FLG Partners, LLC for Mr. Hoagland’s services. Mr. Hoagland is a partner with FLG Partners, LLC.
(6)	Represents $1,500 paid for 401k plan matching and $916.67 paid in lieu of health insurance premiums in 2013 while an employee, and $5,350 incurred during 2013 for consulting services.
(7)	Dr. Cheung’s salary in 2011, 2012 and 2013 was RMB 1,863,893, RMB 1,938,001 and RMB 2,080,000, respectively. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.4248, RMB 6.3116 and RMB 6.1891 per U.S. dollar in 2011, 2012 and 2013, respectively.

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(8)	Dr. Cheung’s bonus in 2011, 2012 and 2013 was RMB 285,508, RMB 750,000 and RMB 433,237, respectively. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.4248 in 2011, RMB 6.3116 in 2012 and RMB 6.1891 in 2013.
(9)	Represents family health insurance premiums. The premiums were RMB 48,600, RMB 54,000, RMB 62,498 in 2011, 2012 and 2013, respectively. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.4248, RMB 6.3116 and RMB 6.1891 per U.S. dollar in 2011, 2012 and 2013, respectively.
(10)	Represents $1,167 paid in lieu of health insurance premiums during 2013 and $1,500 paid for 401K plan matching in 2013.
(11)	Includes $1,000 paid in lieu of health insurance premiums and $1,000 paid for 401k plan matching in 2012.
(12)	Represents $1,000 paid in lieu of health insurance premiums in 2011.

Grants of plan-based awards

The following table provides information regarding grants of plan-based awards to each of our named executive officers during the year ended December 31, 2013. We do not consider our bonus opportunities, which are purely discretionary, to be non-equity incentive plan compensation.

Name	Grant date	All other option awards: number of securities underlying options	All other stock awards: number of shares	Exercise or base price of options or stock appreciation rights awards ($ per share)	Grant date fair value of stock awards, options and stock appreciation rights ($)(1)(2)
Timothy S. Jenks	9/18/2013	50,000		7.54	247,520
	9/18/2013		34,500		260,130

Clyde R. Wallin	12/23/2013		75,000	6.86	353,250
	12/23/2013	75,000		6.86	370,178
	12/23/2013		25,000		171,500

Cal R. Hoagland	—	—	—	—	—

James D. Fay	—	—	—	—	—

Benjamin L. Sitler	9/18/2013	20,000		7.54	99,008
	9/18/2013		15,000		113,100

Dr. Raymond Cheung	9/18/2013	25,000		7.54	123,760
	9/18/2013		17,500		131,950

Dr. Wupen Yuen	9/18/2013	25,000		7.54	123,760
	9/18/2013		17,500		131,950

(1)	Options were granted with an exercise price equal to 100% of the fair market value on the date of grant, which was determined by reference to the closing sales price of our common stock on the grant date.
(2)	In accordance with Securities and Exchange Commission rules, this column represents the aggregate grant date fair value of each equity award, calculated in accordance with applicable accounting guidance for stock-based payment transactions. For each stock award, the grant date fair value is calculated using the closing price of our common stock on the grant date. The valuation assumptions used in determining such amounts are described in Note 15 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission on June 4, 2014. These amounts do not reflect the actual economic value realized by the named executive officers.

The material terms of the named executive officers’ annual compensation, including base salaries, bonus opportunities, equity awards and potential severance benefits are described in greater detail below under the section titled “Employment agreements.” The explanations of the amounts of compensation awarded in 2013, including how each individual element of compensation was determined, are set forth in the section titled

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“Compensation Discussion and Analysis.” As discussed in greater detail in “Compensation Discussion and Analysis,” the number of stock option awards and restricted stock units granted is determined by our board of directors based on a number of subjective factors. Typically, restricted stock units granted to our named executive officers vest over 36 months with 1/3rd of the shares vesting on each anniversary of the date of grant and stock option grants to our named executive officers vest over 48 months with 25% of the options vesting on the first anniversary of the date of grant and the remainder vesting monthly over the next 36 months, and in each case subject to continued employment (except as such vesting may be partially accelerated upon certain material corporate transactions or involuntary terminations of employment). The stock option grants and the restricted stock unit grants were made under our 2010 Equity Incentive Plan. We did not pay dividends on our common stock during 2013.

Outstanding equity awards at December 31, 2013

The following table presents certain information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2013. All vesting is generally contingent upon continued employment with us, except as such vesting may be partially accelerated upon certain material corporate transactions or involuntary terminations of employment.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options exercisable(1)		Number of securities underlying unexercised options unexercisable(1)		Option exercise price(2) ($)	Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested
Timothy S. Jenks	—		50,000	(5)	7.54	09/17/2023	34,500	(4)	243,570
	—		100,000	(3)	5.11	12/11/2022	—		—
	5,135	(6)	9,365	(6)	4.96	07/30/2022	6,400	(4)	45,184
	21,000	(7)	15,000	(7)	7.00	08/01/2021	8,000	(8)	56,480
	13,499	(9)	4,501	(9)	7.50	12/12/2020	—		—
	16,530	(10)	269	(10)	12.00	01/26/2020	—		—
	31,999		—		4.25	05/27/2019	—		—
	51,286		—		4.25	11/03/2018	—		—
	1,286		—		4.25	05/14/2018	—		—
	188,529		—		4.25	05/15/2017	—		—
	8,826		—		4.65	07/06/2015	—		—
	79,999		—		3.75	05/10/2014	—		—

Clyde R. Wallin	—		75,000	(11)	6.86	12/22/2023	25,000	(3)	176,500
	—		75,000	(12)	6.86	12/22/2023	—		—

Cal R. Hoagland	—		—		—	—	—		—

James D. Fay	—		75,000	(3)	5.11	12/11/2022	—		—
	3,541	(6)	6,459	(6)	4.96	07/30/2022	4,000	(4)	31,064
	10,500	(7)	7,500	(7)	7.00	08/01/2021	4,400	(8)	28,240
	11,999	(9)	4,001	(9)	7.50	12/12/2020	—		—
	13,786	(10)	214	(10)	12.00	01/26/2020	—		—
	23,999		—		4.25	05/27/2019	—		—
	10,000		—		4.25	02/25/2019	—		—

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	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options exercisable(1)		Number of securities underlying unexercised options unexercisable(1)		Option exercise price(2) ($)	Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested
Benjamin L. Sitler	—		20,000	(5)	7.54	09/17/2023	15,000	(4)	105,900
	—		75,000	(3)	5.11	12/11/2022	—		—
	3,541	(6)	6,459	(6)	4.96	07/30/2022	4,400	(4)	31,064
	8,750	(7)	6,250	(7)	7.00	08/01/2021	3,333	(8)	23,531
	8,999	(9)	3,001	(9)	7.50	12/12/2020	—		—
	8,225	(10)	175	(10)	12.00	01/26/2020	—		—
	23,999		—		4.25	05/27/2019	—		—
	16,594		—		4.25	11/03/2018	—		—
	595		—		4.25	05/14/2018	—		—
	4,000		—		4.25	10/23/2017	—		—
	33,400		—		4.25	07/29/2017	—		—

Dr. Raymond Cheung	—		25,000	(5)	7.54	09/17/2023	17,500	(4)	123,550
	—		75,000	(3)	5.11	12/11/2022	—		—
	3,541	(6)	6,459	(6)	4.96	07/30/2022	4,400	(4)	31,064
	10,500	(7)	7,500	(7)	7.00	08/01/2021	4,000	(8)	28,240
	9,000	(9)	3,000	(9)	7.50	12/12/2020	—		—
	11,750	(10)	250	(10)	12.00	01/26/2020	—		—
	24,000		—		4.25	05/27/2019	—		—
	20,000		—		4.25	11/03/2018	—		—
	20,000		—		4.25	07/23/2017	—		—

Dr. Wupen Yuen	—		25,000	(5)	7.54	09/17/2023	17,500	(4)	123,550
	—		75,000	(3)	5.11	12/11/2022	—		—
	3,541	(6)	6,459	(6)	4.96	07/30/2022	4,400	(4)	31,064
	10,500	(7)	7,500	(7)	7.00	08/01/2021	4,000	(8)	28,240
	9,000	(9)	3,000	(9)	7.50	12/12/2020	—		—
	10,966	(10)	234	(10)	12.00	01/26/2020	—		—
	23,999		—		4.25	05/27/2019	—		—
	16,403		—		4.25	11/03/2018	—		—
	403		—		4.25	05/14/2018	—		—
	8,000		—		4.25	10/23/2017	—		—
	22,000		—		4.25	05/15/2017	—		—
	3,400		—		4.65	07/06/2015	—		—
	600		—		3.75	05/16/2015	—		—
	5,000		—		3.75	01/18/2015	—		—

(1)	Unless otherwise noted, shares subject to the stock option are vested in full.
(2)	Our common stock was not publicly traded prior to our initial public offering in February 2011, and the exercise price of the awards granted prior to our initial public offering was determined by our board of directors on the grant date based on its determination of the fair market value of our common stock on such grant date. The exercise price of the awards granted after our initial public offering in February 2011 was determined by reference to the closing sales price of our common stock on the grant date.
(3)	The shares subject to the stock option will vest on the seventh anniversary of the date of grant, subject to accelerated vesting if, during the term of the option, the average closing price of our common stock over a period of 20 consecutive trading days is equal to or greater than $15.00 per share (as adjusted for stock splits, recombinations and the like).

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(4)	The restricted stock units subject to the award vest over a three year period, with 1/3 of the shares subject to the award vesting annually on each anniversary of the vesting commencement date.
(5)	The shares subject to the stock option vest over a four year period, with 1/4th of the shares subject to the stock option vesting on September 18, 2014, and the remainder vesting in 36 equal monthly installments thereafter.
(6)	The shares subject to the stock option vest over a four year period, with 1/4th of the shares subject to the stock option vesting on July 31, 2013, and the remainder vesting in 36 equal monthly installments thereafter.
(7)	The shares subject to the stock option vest over a four year period, with 1/4th of the shares subject to the stock option vesting on August 2, 2012, and the remainder vesting in 36 equal monthly installments thereafter.
(8)	The restricted stock units subject to the award vest in 36 monthly installments over a three year period.
(9)	The shares subject to the stock option vest over a four year period, with 1/4th of the shares subject to the stock option vesting on December 1, 2011, and the remainder vesting in 36 equal monthly installments thereafter. This option may be exercised prior to vesting, subject to our right to repurchase any shares that fail to vest prior to a termination of service in accordance with this vesting schedule.
(10)	The shares subject to the stock option vest over a four year period, with half of the shares subject to the stock option vesting on January 27, 2012, and the remainder vesting in 24 equal monthly installments thereafter. This option may be exercised prior to vesting, subject to our right to repurchase any shares that fail to vest prior to a termination of service in accordance with this vesting schedule.
(11)	The shares subject to the stock option will vest on December 12, 2019, subject to accelerated vesting if, during the term of the option, the average closing price of the Company’s common stock over a period of 20 consecutive trading days is equal to or greater than $15.00 per share (as adjusted for stock splits, recombinations and the like).
(12)	The shares subject to the stock option vest over a four year period, with 1/4th of the shares subject to the stock option vesting on December 23, 2014, and the remainder vesting in 36 equal monthly installments thereafter.

Option exercises and stock vested during fiscal 2013

The following table shows information regarding option exercises and the vesting of restricted stock held by our named executive officers during 2013.

	Stock Options		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Timothy S. Jenks	—	—	11,200	$98,336
Clyde R. Wallin	—	—	—	—
Cal R. Hoagland	—	—	—	—
James D. Fay	20,000	$82,381	6,200	54,436
Benjamin L. Sitler	—	—	5,533	48,580
Dr. Raymond Cheung	—	—	6,200	54,436
Dr. Wupen Yuen	—	—	6,200	54,436

(1)	The value realized on vesting equals the closing price per share of our common stock as reported on the New York Stock Exchange on the vesting date multiplied by the gross number of shares acquired on vesting.

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Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment agreements

Definitions. Except as otherwise expressly set forth below, for purposes of the current severance rights agreements entered into with our named executive officers, the following definitions apply:

“Cause” means the occurrence of any of the following events: (i) any act of personal dishonesty taken by the named executive officer in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the named executive officer; (ii) the conviction of a felony; (iii) a willful act by the named executive officer that constitutes gross misconduct and which materially injures us; and (iv) following delivery to the named executive officer of a written demand for performance from us, which describes the basis for our belief that the named executive officer has not substantially performed his duties, continued violations by him of his obligations to us that are demonstrably willful and deliberate on the named executive officer’s part.

“Change in Control” means the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then-outstanding voting securities; (ii) the consummation of the sale or disposition of all or substantially all of our assets; (iii) the consummation of a merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent at least 60% of the total voting power represented by our voting securities or the voting securities of such surviving entity (or its parent) outstanding immediately after such merger or consolidation; or (iv) certain changes affecting the majority of the directors of our board of directors.

“Disability” means that the named executive officer has been unable to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by us or our insurers and acceptable to the named executive officer or his legal representative.

“Good Reason” means the named executive officer’s voluntary resignation from all positions he holds with us, effective within 90 days after the occurrence of: (i) a material reduction or other material adverse change in the named executive officer’s job duties, responsibilities, authority or requirements, including the removal of such job duties, responsibilities, authority or requirements; (ii) any material reduction of the named executive officer’s annual base compensation; (iii) our requiring the named executive officer to move his primary work location to a location that increases his one-way commute by more than 50 miles from our then-current location; or (iv) our failure to obtain the assumption, in all material respects, of the severance rights agreement by any of our successors; provided that the named executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no Good Reason will exist.

“Involuntary Termination” means (i) any termination of the named executive officer’s employment by us without Cause (other than by reason of death or Disability) or (ii) the named executive officer’s resignation for Good Reason.

Timothy S. Jenks. On March 30, 2010, we entered into an employment letter agreement with Mr. Jenks. Prior to the execution of this letter agreement, we had not entered into a binding offer letter with Mr. Jenks. Pursuant to this letter agreement, Mr. Jenks continues to serve, on an at-will basis, as our Chairman, Chief Executive Officer and President. This employment letter agreement provides for an annual base salary of $320,000 per year, subject to periodic review and adjustment. The letter also indicates Mr. Jenks’ general eligibility for annual variable pay based on our performance, our stock awards and long-term incentives.

Effective as of April 30, 2012, we entered into an amendment to the amended and restated severance rights agreement with Mr. Jenks, which amends and restates the prior severance rights agreement with Mr. Jenks dated

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as of April 13, 2010. The amended and restated agreement provides that upon an Involuntary Termination of Mr. Jenks’ employment, subject to his execution of a binding release of claims, Mr. Jenks would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 24 months of his base salary and (B) 100% of his target bonus for the year of termination; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Mr. Jenks’ outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

The agreement also provides that upon an Involuntary Termination of Mr. Jenks’ employment within 12 months following a Change in Control and subject to his execution of a binding release of claims, Mr. Jenks would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 24 months of his base salary and (B) 200% of his target bonus for the year of termination; and (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment. In addition, the agreement provides that upon an Involuntary Termination of Mr. Jenks’ employment within 12 months following a Change in Control, and subject to his execution of a binding release of claims, the vesting of all of Mr. Jenks’ outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate in full.

Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Mr. Jenks’ employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current annual base salary.

Clyde R. Wallin. In December 2013, we entered into an offer letter with Mr. Wallin to serve as our Senior Vice President and Chief Financial Officer, on an at-will basis. The offer letter provides for an initial annual base salary of $285,000 per year, subject to periodic review and adjustment. The letter also indicates Mr. Wallin’s general eligibility for annual variable pay based on our performance, stock awards and long term incentives. The letter also refers to the fact that we would enter into a severance rights agreement with Mr. Wallin.

We entered into a severance rights agreement with Mr. Wallin on January 6, 2014. The severance rights agreement provides for the payment of severance benefits to Mr. Wallin in the event of the termination of his employment as described below.

Involuntary termination generally. Under the severance rights agreement, if Mr. Wallin’s employment terminates as a result of Involuntary Termination, and provided that Mr. Wallin provides a valid and effective release of all employment related claims, Mr. Wallin would receive the following severance benefits: (1) a lump sum severance payment equal to 12 months of his base salary; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 12 months following termination of employment; and (3) the vesting of all of Mr. Wallin’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

Involuntary termination following a change in control. Under the severance rights agreement, if Mr. Wallin’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Mr. Wallin provides a valid and effective release of all employment related claims, Mr. Wallin would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 12 months of his base salary and (B) 100% of his target bonus for the year of termination; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 12 months following termination of employment; and (3) the vesting of all of Mr. Wallin’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

51.

Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Mr. Wallin’s employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current annual base salary.

Cal R. Hoagland. We have not entered into a binding employment offer letter or a severance rights agreement with Mr. Hoagland, who served as our interim Chief Financial Officer from September 2013 to December 2013.

James D. Fay. In April 2007, we entered into an offer letter with Mr. Fay to serve as our Vice President of Legal Affairs and General Counsel, on an at-will basis. Mr. Fay subsequently became our Senior Vice President and Chief Financial Officer. The offer letter provided for an initial annual base salary of $240,000 per year, subject to periodic review and adjustment. The letter also indicated Mr. Fay’s general eligibility for annual variable pay based on our performance, stock awards and long term incentives. The letter also referred to the fact that we would enter into a severance rights agreement with Mr. Fay. Effective as of April 13, 2010, we entered into the amended and restated severance rights agreement with Mr. Fay, which amended and restated the prior severance rights agreement with Mr. Fay dated as of December 18, 2008. On April 30, 2012, we entered into an additional amendment to our severance rights agreement with Mr. Fay.

On August 29, 2013, we entered into a transition agreement with Mr. Fay, pursuant to which Mr. Fay remained as our Chief Financial Officer through September 17, 2013 and as an employee through November 11, 2013, upon which date his agreement terminated. At termination of Mr. Fay’s employment, Mr. Fay became a consultant of ours and remained a consultant through March 15, 2014.

Mr. Fay’s severance rights terminated agreement, as amended, provided that upon an Involuntary Termination of Mr. Fay’s employment, subject to his execution of a binding release of claims, Mr. Fay would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 24 months of his base salary and (B) 100% of his target bonus for the year of termination; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Mr. Fay’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

The terminated agreement also provided that upon an Involuntary Termination of Mr. Fay’s employment within 12 months following a Change in Control and subject to his execution of a binding release of claims, Mr. Fay would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 24 months of his base salary and (B) 200% of his target bonus for the year of termination; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Mr. Fay’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 36 month period following termination.

The terminated agreement also provided that in the event of a Change in Control in which the acquirer does not assume Mr. Fay’s outstanding and unvested equity awards, the vesting of all of Mr. Fay’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) would accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following the closing of the Change in Control transaction.

Finally, the terminated agreement provided for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Mr. Fay’s employment terminated due to his death while he was outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current annual base salary.

52.

Benjamin L. Sitler. We currently have not entered into a binding employment offer letter with Mr. Sitler. Mr. Sitler’s original offer letter with us expired at the end of 2007. Mr. Sitler’s employment with us is on an at-will basis.

We entered into a severance rights agreement with Mr. Sitler on April 14, 2010. The severance rights agreement provides for the payment of severance benefits to Mr. Sitler in the event of the termination of his employment as described below. We had not entered into a prior severance rights agreement with Mr. Sitler.

Involuntary termination generally. Under the severance rights agreement, if Mr. Sitler’s employment terminates as a result of Involuntary Termination, and provided that Mr. Sitler provides a valid and effective release of all employment related claims, Mr. Sitler will receive the following severance benefits: (i) continuation of his base salary for up to six months (or until such earlier date as he commences new employment) and (ii) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first six months following termination of employment.

Involuntary termination following a change in control. Under the severance rights agreement, if Mr. Sitler’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Mr. Sitler provides a valid and effective release of all employment related claims, Mr. Sitler will receive the following severance benefits: (i) Mr. Sitler’s base salary at the time of termination on our normal payroll schedule until the earlier of (A) 12 months following termination and (B) the date Mr. Sitler commences new employment; (ii) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first six months following termination of employment; (iii) a lump sum payment equal to 100% of Mr. Sitler’s target bonus amount for the year of termination; and (iv) the vesting of Mr. Sitler’s outstanding equity awards in accordance with the terms of the applicable stock plan under which they were granted.

Dr. Raymond Cheung. On August 14, 2007, consistent with local labor laws in China, we entered into a fixed-term labor contract with Dr. Cheung which expired on June 30, 2012 and effective as of July 1, 2012, we entered into a new fixed-term labor contract with Dr. Cheung which is set to expire on June 30, 2016, unless terminated prior to such date upon any of the following: (i) Dr. Cheung reaches retirement; (ii) Dr. Cheung dies or has been pronounced dead or missing by a Chinese court; (iii) our bankruptcy; (iv) the revocation of our business license, termination of our business, or our dissolution; or (v) as required by law. Upon the ordinary course expiration of the term of employment, if Dr. Cheung is still employed by us, the labor contract will remain valid until the labor contract is renewed or until either party rescinds the employment relationship.

On April 30, 2012, we entered into a new severance rights agreement with Dr. Cheung. The agreement provides that upon an Involuntary Termination of Dr. Cheung’s employment, subject to his execution of a binding release of claims, Dr. Cheung would receive the following severance benefits: (1) the greater of (A) a lump sum severance payment equal to 24 months of his base salary or (B) cash severance benefits payable to Dr. Cheung under applicable laws and regulations where Dr. Cheung provides services to the Company; (2) reimbursement of health insurance premiums for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Dr. Cheung’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

The agreement also provides that upon an Involuntary Termination of Dr. Cheung’s employment on or within 12 months following a Change in Control and subject to his execution of a binding release of claims, Dr. Cheung would receive the following severance benefits: (1) the greater of (A) a lump sum severance payment equal to (x) 24 months of his base salary and (y) 200% of his target bonus for the year of termination or (B) cash severance benefits payable to Dr. Cheung under applicable laws and regulations where Dr. Cheung provides services to the Company; (2) reimbursement of health insurance premiums for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Dr. Cheung’s

53.

outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 24 months period following termination.

The agreement also provides that in the event of a Change in Control in which the acquirer does not assume Dr. Cheung’s outstanding and unvested equity awards, the vesting of all of Dr. Cheung’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following the closing of the Change in Control transaction.

Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under the Company’s life insurance policies, in the event that Dr. Cheung’s employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current annual base salary.

Dr. Wupen Yuen. In January 2005, we entered into an offer letter with Dr. Yuen to serve as our Director of Business Development on an at-will basis. The offer letter provides for an initial annual base salary of $165,000 per year, subject to periodic review and adjustment. Effective as of April 30, 2012, we entered into an amended and restated severance rights agreement with Dr. Yuen, which amends and restated the prior severance rights agreement with Dr. Yuen dated as of December 24, 2008, as amended April 13, 2010. The amended and restated agreement provides that upon an Involuntary Termination of Dr. Yuen’s employment, subject to his execution of a binding release of claims, Dr. Yuen would receive the following severance benefits: (1) a lump sum severance payment equal to 24 months of his base salary; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment and (3) the vesting of all of Dr. Yuen’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

The agreement also provides that upon an Involuntary Termination of Dr. Yuen’s employment within 12 months following a Change in Control and subject to his execution of a binding release of claims, Dr. Yuen would receive the following severance benefits: (1) a lump sum severance payment equal to (A) to 24 months of his base salary and (B) 200% of his target bonus for the year of termination; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Dr. Yuen’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 24 month period following termination.

The agreement also provides that in the event of a Change in Control in which the acquirer does not assume Dr. Yuen’s outstanding and unvested equity awards, the vesting of all of Dr. Yuen’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following the closing of the Change in Control transaction.

Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Dr. Yuen’s employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current annual base salary.

Potential payments upon termination or change in control

The section below describes the payments that we would have made to our named executive officers in connection with certain terminations of employment and/or certain corporate transactions like a Change in Control, if such events had occurred on December 31, 2013. For further information, see the section entitled “Executive Compensation—Employment agreements.”

54.

Potential payments upon involuntary termination, not in connection with a change in control.

Timothy S. Jenks. Under the severance rights agreement in effect on December 31, 2013, upon an Involuntary Termination and subject to his execution of a binding release of claims, Mr. Jenks would have received the following severance benefits: (1) a lump sum severance payment equal to (A) 24 months of his base salary and (B) 100% of his target bonus for the year of termination; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Mr. Jenks’ outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) would have accelerated as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

Clyde R. Wallin. Under the severance rights agreement with Mr. Wallin that was signed on January 6, 2014, if such agreement had been in effect on December 31, 2013, upon an Involuntary Termination and subject to his execution of a binding release of claims, Mr. Wallin would have received the following severance benefits: (1) a lump sum severance payment equal to 12 months of his base salary and (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 12 months following termination of employment; and (3) the vesting of all of Mr. Wallin’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) would have accelerated as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

Cal R. Hoagland. We have not entered into a binding employment offer letter or a severance rights agreement with Mr. Hoagland, who served as our interim Chief Financial Officer from September 2013 to December 2013.

James D. Fay. The severance rights agreement with Mr. Fay terminated with his employment on November 11, 2013.

Benjamin L. Sitler. Under the severance rights agreement in effect on December 31, 2013, upon an Involuntary Termination and subject to his execution of a binding release of claims, Mr. Sitler would have received the following severance benefits: (i) six months of his base salary (paid over time for six months or, if earlier, until he commences new employment), and (ii) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first six months following termination of employment.

Dr. Raymond Cheung. Under the severance rights agreement in effect on December 31, 2013, upon an Involuntary Termination and subject to his execution of a binding release of claims, Dr. Cheung would have received the following severance benefits: (1) the greater of (A) a lump sum severance payment equal to 24 months of his base salary or (B) cash severance benefits payable to Dr. Cheung under applicable laws and regulations where Dr. Cheung provides services to the Company; (2) reimbursement of health insurance premiums for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Dr. Cheung’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) would have accelerated as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

Dr. Wupen Yuen. Under the severance rights agreement in effect on December 31, 2013, upon an Involuntary Termination and subject to his execution of a binding release of claims, Dr. Yuen would have received the following severance benefits: (1) a lump sum severance payment equal to 24 months of his base salary; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment and (3) the vesting of all of Dr. Yuen’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) would have accelerated as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

55.

Potential payments upon a change in control, stock awards not assumed.

Pursuant to our 2004 Stock Option Plan and our 2010 Equity Incentive Plan, in the event that there had been a change in control (as defined in the 2004 Stock Option Plan and the 2010 Equity Incentive Plan in a manner that is generally consistent with the definition set forth above) on December 31, 2013, and if the surviving or acquiring corporation had elected not assume or substitute for outstanding options (or assume the repurchase rights held in respect of shares purchased under such options, as applicable), the vesting of outstanding options held by each of our named executive officers on such date would have accelerated (and the repurchase rights with respect to the shares issued upon exercise of such options would have lapsed) as to that number of shares that would otherwise have vested and become exercisable as of December 31, 2013, that is, the date that is 12 months after the date of the change in control.

Potential payments upon a change in control concurrent with an involuntary termination of employment.

Pursuant to our 2004 Stock Option Plan and our 2010 Equity Incentive Plan, in the event that there had been a change in control (as defined in the 2004 Stock Option Plan and the 2010 Equity Incentive Plan in a manner that is generally consistent with the definition set forth above) on December 31, 2013, and if the surviving or acquiring corporation had elected to assume or substitute for outstanding options (and assume the repurchase rights held in respect of shares purchased under such options, as applicable), and if the employment of any of our named executive officers would have terminated on such date as a result of an Involuntary Termination, the vesting of outstanding options would have accelerated (and the repurchase rights with respect to the shares issued upon exercise of such options would have lapsed) as to an additional number of shares equal to the number of shares that would otherwise have vested and become exercisable as of December 31, 2013, that is, the date that is 12 months after the date of the change in control.

Timothy S. Jenks. Under the severance rights agreement that was in effect on December 31, 2013, upon an Involuntary Termination of Mr. Jenks’ employment or as a result of a successor failing to assume our obligations under the severance rights agreement, in either case within 12 months following a Change in Control and subject to his execution of a binding release of claims, Mr. Jenks would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 24 months of his base salary and (B) 200% of his target bonus for the year of termination; and (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment. In addition, the vesting of all of Mr. Jenks’ outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) would have accelerated in full.

Clyde R. Wallin. Mr. Wallin signed his severance rights agreement on January 6, 2014. Under the severance rights agreement, upon an Involuntary Termination of Mr. Wallin’s employment or as a result of a successor failing to assume our obligations under the severance rights agreement, in either case within 12 months following a Change in Control and subject to his execution of a binding release of claims, Mr. Wallin would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 12 months of his base salary; and (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 12 months following termination of employment. In addition, the vesting of all of Mr. Wallin’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) would have accelerated to the number of shares that would have vested subject to continued service over the 18 month period following termination.

Cal R. Hoagland. We have not entered into a binding employment offer letter or a severance rights agreement with Mr. Hoagland, who served as our interim Chief Financial Officer from September 2013 to December 2013.

James D. Fay. The severance rights agreement with Mr. Fay terminated with his employment on November 11, 2013.

56.

Benjamin L. Sitler. Under the severance rights agreement in effect on December 31, 2013, upon an Involuntary Termination of Mr. Sitler’s employment or as a result of a successor failing to assume our obligations under the severance rights agreement, in either case within 12 months following a Change in Control and subject to his execution of a binding release of claims, Mr. Sitler would have received severance benefits equal to 12 months base salary (paid over time over 12 months, or, if earlier, or until he commences new employment), paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first six months following termination of employment, payment of his entire target bonus amount for the year of his termination, and the vesting of all of Mr. Sitler’s outstanding equity awards that would have vested subject to continuous service over the 12 month period following termination.

Dr. Raymond Cheung. Under the severance rights agreement in effect on December 31, 2013, upon an Involuntary Termination of Dr. Cheung’s employment or as a result of a successor failing to assume our obligations under the severance rights agreement, in either case within 12 months following a Change in Control, and subject to his execution of a binding release of claims, Dr. Cheung would have received the following severance benefits: (1) a lump sum severance payment equal to (A) 24 months of his base salary and (B) 200% of his target bonus for the year of termination; (2) reimbursement of health insurance premiums for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Dr. Cheung’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) would have accelerated as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

Dr. Wupen Yuen. Under the severance rights agreement in effect on December 31, 2013, upon an Involuntary Termination of Dr. Yuen’s employment or as a result of a successor failing to assume our obligations under the severance rights agreement, in either case within 12 months following a Change in Control and subject to his execution of a binding release of claims, Dr. Yuen would have received the following severance benefits: (1) a lump sum severance payment equal to (A) to 24 months of his base salary and (B) 200% of his target bonus for the year of termination; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Dr. Yuen’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) would have accelerated as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

57.

Potential payments upon termination or change in control

The following table shows the amounts each of our named executive officers would receive in the event of his termination and/or upon a change in control, assuming the event took place on December 31, 2013, the last business day of our most recently completed fiscal year. All severance benefits are contingent upon the individual’s execution of a general release of all claims.

Named executive officer	Termination or change in control event(1)	Salary ($)		Bonus ($)		Benefits ($)		Equity acceleration ($)(2)	All other compensation ($)	Total ($)
Timothy S. Jenks	• Involuntary termination	800,000	(3)	300,000	(4)	48,429	(5)	12,228	—	1,160,657
	• Change in control—awards assumed and involuntary termination(6)	800,000	(3)	600,000	(7)	48,429	(5)	215,567	—	1,663,996
	• Change in control—awards not assumed and involuntary termination(8)	800,000	(3)	600,000	(7)	48,429	(5)	215,567	—	1,663,996
	• Change in control—awards not assumed and employment continues(9)	—		—		—		8,153	—	8,153

Clyde R. Wallin	• Involuntary termination	285,000	(10)	—		7,683	(11)	5,625	—	298,308
	• Change in control—awards assumed and involuntary termination(6)	285,000	(10)	—		7,683	(11)	5,625	—	298,308
	• Change in control—awards not assumed and involuntary termination(8)	285,000	(10)	—		7,683	(11)	5,625	—	298,308
	• Change in control—awards not assumed and employment continues(9)	—		—		—		3,750	—	3,750

Cal R. Hoagland(12)	• Involuntary termination	—		—		—		—	—	—
	• Change in control—awards assumed and involuntary termination	—		—		—		—	—	—
	• Change in control—awards not assumed and involuntary termination	—		—		—		—	—	—
	• Change in control—awards not assumed and employment continues	—		—		—		—	—	—

James D. Fay(13)	• Involuntary termination	—		—		—		—	—	—
	• Change in control—awards assumed and involuntary termination	—		—		—		—	—	—
	• Change in control—awards not assumed and involuntary termination	—		—		—		—	—	—
	• Change in control—awards not assumed and employment continues	—		—		—		—	—	—

Benjamin L. Sitler	• Involuntary termination	132,500	(14)	—		1,000	(15)	—	—	133,500
	• Change in control—awards assumed and involuntary termination(6)	265,000	(16)	106,000	(4)	1,000	(15)	5,475	—	377,475
	• Change in control—awards not assumed and involuntary termination(8)	265,000	(16)	106,000	(4)	1,000	(15)	5,475	—	377,475
	• Change in control—awards not assumed and employment continues(9)	—		—		—		5,475	—	5,475

58.

Named executive officer	Termination or change in control event(1)	Salary ($)		Bonus ($)		Benefits ($)		Equity acceleration ($)(2)	All other compensation ($)	Total ($)
Dr. Raymond Cheung	• Involuntary termination	676,000	(3)	—		17,705	(5)	8,280	—	701,985
	• Change in control—awards assumed and involuntary termination(6)	676,000	(3)	270,400	(7)	17,705	(5)	10,950	—	975,055
	• Change in control—awards not assumed and involuntary termination(8)	676,000	(3)	270,400	(7)	17,705	(5)	8,280	—	972,385
	• Change in control—awards not assumed and employment continues(9)	—		—		—		5,250	—	5,250

Dr. Wupen Yuen	• Involuntary termination	550,000	(3)	—		2,000	(5)	8,280	—	560,280
	• Change in control—awards assumed and involuntary termination(6)	550,000	(3)	220,000	(7)	2,000	(5)	10,950	—	782,950
	• Change in control—awards not assumed and involuntary termination(8)	550,000	(3)	220,000	(7)	2,000	(5)	8,280	—	780,280
	• Change in control—awards not assumed and employment continues(9)	—		—		—		5,520	—	5,520

(1)	No compensation is payable where there is a change in control, awards are assumed and employment continues.
(2)	The value realized is the gain that our named executive officers would receive, calculated as the difference between the closing price per share of our common stock on December 31, 2013 of $5.74, and the exercise price of the named executive officers’ unvested options or awards subject to acceleration upon or following a change in control event.
(3)	Represents 24 months base salary calculated at a rate in effect on December 31, 2013.
(4)	Represents 100% of target bonus for such named executive officer for 2013.
(5)	Represents 24 months of continued health insurance coverage for such named executive officer at the applicable benefit rate for 2013.
(6)	Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring entity elects to assume or substitute outstanding options or awards concurrent with an involuntary termination of employment of such named executive officer.
(7)	Represents 200% of target bonus for such named executive officer for 2013.
(8)	Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring corporation elected not to assume or substitute outstanding options or awards concurrent with an involuntary termination of employment of such named executive officer.
(9)	Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring corporation elected not to assume or substitute outstanding options or awards and such named executive officer’s employment continues.
(10)	Represents 12 months base salary calculated at a rate in effect on December 31, 2013.
(11)	Represents 12 months of continued health insurance coverage for such named executive officer at the applicable benefit rate for 2013.
(12)	Cal R. Hoagland role as Interim Chief Financial Officer ended upon the hire of Clyde R. Wallin in December 2013. Additionally, we did not enter into an offer letter or severance agreement with Mr. Hoagland.
(13)	James D. Fay voluntarily terminated his employment, effective as of November 11, 2013.
(14)	Represents six months base salary calculated at the rate in effect on December 31, 2013 to be paid on our normal payroll schedule, and assumes such named executive officer does not begin new employment during the period in which such named executive receive such payments.
(15)	Represents six months of continued health insurance coverage for such named executive officer at the applicable benefit rate for 2013.
(16)	Represents 12 months base salary calculated at the rate in effect on December 31, 2013 to be paid on our normal payroll schedule, and assumes such named executive officer does not begin new employment during the period in which such named executive receive such payments.

59.

DIRECTOR COMPENSATION

Since April 2011, we have provided the following compensation package for our non-employee directors.

Annual retainer	36,000
Additional retainer Audit Committee chair	24,000
Additional retainer Audit Committee member	12,000
Additional retainer Compensation Committee chair	9,000
Additional retainer Compensation Committee member	6,000
Additional retainer Nominating and Corporate Governance Committee chair	9,000
Additional retainer Nominating and Corporate Governance Committee member	6,000
Additional payment for Lead Director per regular meeting	1,000
Additional payment for Technical Advisory Board per regular meeting	2,500	(1)

(1)	If meeting requires one day or more of travel, then amount paid will be $5,000.

Equity Compensation Prior to April 2013. Prior to April 2013, our non-employee director compensation policy provided that upon election to our board of directors, each non-employee director would receive an initial option grant to purchase that number of shares of our common stock equal to (1) $100,000 divided by (2) the fair market value of a share of our common stock on the date of such grant, which would vest ratably over 48 months. Each year following the initial option grant on the date of each annual stockholders’ meeting, each such non-employee director would receive a grant of an option to purchase that number of shares of our common stock equal to (1) $50,000 divided by (2) the fair market value of a share of our common stock on the date of such grant, which would vest ratably over 24 months. Each of these option grants would have an exercise price equal to the fair market value of our common stock on the date of grant.

Current Equity Compensation. In April 2013, our board of directors and compensation committee changed our non-employee director compensation policy to eliminate the initial option grant for a non-employee director joining the board. In addition, the annual equity award was changed to provide that on the date of each annual stockholders’ meeting, each non-employee director will receive (A) a grant of an option to purchase that number of shares of our common stock equal to (1) $25,000 divided by (2) the fair market value of a share of our common stock on the date of such grant, which shall vest ratably over 12 months and (B) a grant of restricted stock units covering that number of shares of our common stock equal to (1) $25,000 divided by (2) the fair market value of a share of our common stock on the date of such grant, which shall vest on the 12 month anniversary of the date of grant. Each of the option grants shall have an exercise price equal to the fair market value of our common stock on the date of grant.

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Director compensation table

The following table sets forth information regarding fees paid to our non-employee directors for their service on our board of directors during the year ended December 31, 2013.

	Fees earned or paid in cash	Option awards(1)	Stock awards(1)	Total
Charles J. Abbe	$52,500	$15,333	$24,998	$92,831
Dmitry Akhanov	19,500	—	—	19,500
Bandel Carano	45,000	15,333	—	60,333
Allan Kwan	48,000	15,333	24,998	88,331
Björn Olsson(2)	50,500	15,333	24,998	90,831
Sergey Polikarpov(3)	18,000	—	—	18,000
Mike Sophie	64,000	15,333	24,998	104,331
Lee Sen Ting	51,000	15,333	24,998	91,331

(1)	Amounts reflect the grant date fair value of stock options and stock awards granted in 2013 calculated in accordance with applicable accounting guidance for share-based payment transactions. The valuation assumptions used in determining such amounts are described in Note 15 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission on June 4, 2014.
(2)	On October 16, 2013, Mr. Olsson passed away.
(3)	On July 9, 2013, Mr. Polikarpov resigned as our director.

As of December 31, 2013, our non-employee directors held outstanding stock options and stock awards as follows:

Name	Stock options	Stock awards
Charles J. Abbe	20,511	3,090
Dmitry Akhanov	—	—
Bandel L. Carano	27,206	—
Allan Kwan	31,206	3,090
Rajiv Ramaswami	4,760	—
Michael J. Sophie	34,206	3,090
Lee Sen Ting	32,206	3,090

61.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee currently consists of Messrs. Ting and Abbe. None of the members of our Compensation Committee have, at any time, been one of our officers or employees. None of our executive officers serve, or in the past year have served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions

The following is a summary of transactions since January 1, 2013 to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” and “Management—Director Compensation” sections of this proxy statement.

Private placement and related agreements with Rusnano

In April 2012, we entered into a share purchase agreement with Rusnano, pursuant to which we agreed to sell and issue an aggregate of 4,972,905 shares of common stock at a purchase price of $8.00 per share for aggregate gross proceeds of approximately $39,783,240. Immediately after the closing of such transaction, Rusnano owned approximately 16.6% of our issued and outstanding common stock. See “Security Ownership of Certain Beneficial Owners and Management” for additional information about Rusnano.

In connection with the foregoing transaction, we entered into a rights agreement with Rusnano pursuant to which we agreed to, among other matters: (i) file one or more registration statements covering the resale of shares of our common stock held by Rusnano prior to the expiration of a lock-up agreement between us and Rusnano, (ii) grant piggyback registration rights to Rusnano for shares of our common stock held by Rusnano following the expiration of the lock-up agreement in the event we propose to register shares in an underwritten offering, (iii) grant Rusnano the right to designate one nominee for our board of directors, (iv) grant Rusnano a right of first offer to purchase its pro rata share of all equity securities (subject to customary exceptions set forth therein) that we may propose to sell and issue after the date of the rights agreement, and (v) make a $30,000,000 investment towards our Russian operations (the “investment obligation”). The rights agreement also provides that, in the event we fail to satisfy the investment obligation by July 31, 2014 (subject to extension to March 31, 2015, as set forth therein), we will pay Rusnano a cash amount equal to $5,000,000. Such penalty payment constitutes the sole and exclusive remedy for damages and monetary relief available to Rusnano as a result of our breach of the investment obligation, subject to the exceptions set forth therein.

We also entered into a lock-up agreement with Rusnano, dated April 27, 2012, in connection with the foregoing transaction. The lock-up agreement provided that Rusnano would not, for a period of two years from the closing of the transaction, directly or indirectly, sell or otherwise dispose of any shares of our common stock or securities convertible into or exchangeable for our common stock.

Consulting agreement with FLG Partners, LLC

In connection with Cal R. Hoagland’s becoming our interim Chief Financial Officer and principal financial and accounting officer, which role ended upon the hire of Clyde R. Wallin in December 2013, we entered into a consulting agreement dated August 29, 2013 with FLG Partners, LLC for the provision of Mr. Hoagland’s services. Pursuant to the Company’s consulting agreement with FLG Partners, LLC, FLG Partners, LLC is paid at a rate of $375 per hour. In March 2014, this ongoing rate was reduced to $325 per hour.

62.

Our consulting agreement with FLG Partners, LLC also requires us to indemnify Mr. Hoagland and FLG Partners, LLC in connection with the performance of services for the Company. The consulting agreement has an indefinite term and is terminable by either party upon 15 days’ advance written notice.

Indemnification of officers and directors

Our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director.

Our bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	we may indemnify our other employees and agents as provided in indemnification contracts entered into between us and our employees and agents;

•

we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnity agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We have also obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Policies and procedures for related party transactions

We believe that we executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the Audit Committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

All related party transactions will be reviewed and approved by our Audit Committee. Pursuant to our code of business conduct and ethics, the Audit Committee is responsible for approving, prior to our entry into any transaction involving related parties, all transactions in which we are a participant and in which any parties related to us has or will have a direct or indirect material interest. In reviewing and approving these transactions, our Audit Committee will obtain, or will direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval.

63.

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons voting the proxies.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your voted proxy promptly.

By order of the board of directors,

Clyde R. Wallin Senior Vice President and Chief Financial Officer San Jose, California Dated: June 19, 2014

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission, is available without charge upon written request to Clyde R. Wallin, Senior Vice President and Chief Finanical Officer, NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on July 29, 2014 at our principal office located at 2911 Zanker Road, San Jose, California 95314 USA.

The proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission, are available at http://IR.neophotonics.com.

64.

ANNEX A

DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF

NEOPHOTONICS CORPORATION

FROM SAN JOSE	FROM SAN FRANCISCO	FROM OAKLAND
Take 101 northbound. Take exit 392 at Montague Expy. Merge onto Montague Expy. Turn right at Zanker Road. Turn right into NeoPhotonics’ parking lot. Proceed to the building at 2911 Zanker to check in.	Take 101 southbound. Take exit 392 at Montague Expy. Merge onto Montague Expy. Turn right at Zanker Road. Turn right into NeoPhotonics’ parking lot. Proceed to the building at 2911 Zanker to check in.	Take 880 southbound. Take exit 7 at Montague Expy. Merge onto Montague Expy. Turn left at Zanker Road. Turn right into NeoPhotonics’ parking lot. Proceed to the building at 2911 Zanker to check in.

A-1

NEOPHOTONICS CORPORATION

2911 ZANKER ROAD

SAN JOSE, CA 95134 USA

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

1 OF 2

1 1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 28, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 28, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

CONTROL # 000000000000

SHARES 123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 Timothy S. Jenks

02 Dmitry Akhanov

The Board of Directors recommends you vote FOR proposals 2. and 3. .

For

Against

Abstain

2. Ratification of the selection by our Audit Committee of Deloitte Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

3. An advisory vote regarding the compensation of the company’s named executive officers.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

JOB # SHARES CUSIP # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000215232_1 R1.0.0.51160

0 2

0000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

NEOPHOTONICS CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS JULY 29, 2014 10:00 AM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Timothy S. Jenks and Clyde R. Wallin or either of them, as proxies of the stockholders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of NEOPHOTONICS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM Pacific Time on July 29, 2014, at 2911 Zanker Road, San Jose, CA 95134 USA, and any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal No. 1, “FOR” Proposal No. 2, and “FOR” Proposal No. 3.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2 AND “FOR” PROPOSAL NO. 3.

Continued and to be signed on reverse side

0000215232_2 R1.0.0.51160